Execution Version

AGREEMENT AND PLAN OF MERGER
among
SUN COAL & COKE LLC,
    METAL SERVICES ACQUISITION, LLC
FLAME AGGREGATOR, LLC
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS THE UNITHOLDER REPRESENTATIVE
Dated as of May 27, 2025
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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of May 27, 2025 (this “Agreement”), is entered into by and among Sun Coal & Coke LLC, a Delaware limited liability company (the “Acquiror”), Metal Services Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Acquiror (“Sub”), Flame Aggregator, LLC, a Delaware limited liability company classified as a corporation for U.S. federal income tax purposes (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Unitholder Representative (as defined in Section 2.14, and, together with the Acquiror, Sub and Company, each a “Party”, and, collectively, the “Parties”).
RECITALS
A.    The Parties intend to effect a business combination through the merger of Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”).
B.    The board of directors of the Company (the “Company Board”) has considered the terms of this Agreement and has unanimously (a) declared this Agreement and the transactions contemplated by this Agreement (including the Merger) advisable and in the best interests of the Company and its members, (b) approved this Agreement in accordance with the DLLCA, and (c) recommended that all of the Company’s members approve this Agreement and the transactions contemplated hereby (including the Merger).
C.    The board of directors of the Acquiror has considered the terms of this Agreement and has (a) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (including the Merger) advisable and in the best interests of Acquiror and its sole member, and (b) approved this Agreement in accordance with the DLLCA.
D.    The Acquiror, in its capacity as the sole member of Sub, has considered the terms of this Agreement and has (a) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (including the Merger) advisable and in the best interests of Sub and its sole member, and (b) approved this Agreement in accordance with the DLLCA.
E.    Concurrently with the execution of this Agreement, and as a condition and inducement to the Acquiror’s and Sub’s willingness to enter into this Agreement, the Unitholders identified on Annex A (collectively, the “Specified Unitholders”), holding in the aggregate (collectively with the Specified Unitholders) at least sixty-six and six tenths percent (66.6%) of the outstanding Units, shall have executed and delivered to the Acquiror a support agreement in the form attached hereto as Exhibit A (the “Unitholder Support Agreement”).

F.    Within twenty-four (24) hours following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to the Acquiror a written consent in substantially the form attached hereto as Exhibit B (a “Written Consent”) adopted by the Specified Unitholders and representing the Company Unitholder Approval.
G.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror’s and Sub’s willingness to enter into this Agreement, Mark Porto shall have executed and delivered to the Acquiror a restrictive covenant agreement in the form attached hereto as Exhibit H (a “Restrictive Covenant Agreement”), to take effect only upon the Effective Time.
H.    The Acquiror, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger and the other transactions contemplated by this Agreement.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
Article I DEFINITIONS
Section 1.1Certain Defined Terms. For purposes of this Agreement:
“Acerinox Deposit” means the bank guarantee in the amount of $1,700,000 delivered by Phoenix Spain to Acerinox Europa S.A.U. pursuant to the Palmones Agreement.
“Acquiror Material Adverse Effect” means any event, change, occurrence, circumstance, state of facts or effect that would prevent, materially delay or materially impede the performance by the Acquiror of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby.
“Action” means any audit, claim, action, cause of action, complaint, charge, audit, demand, suit, arbitration, mediation, inquiry, notice of violation, litigation, citation, hearing, summons, subpoena, request for information, investigation, administrative enforcement proceeding or legal proceeding, in each case, of any nature, civil, criminal, administrative, judicial, investigative, informal, regulatory or otherwise, whether at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, mediator or arbitrator.
“Adjustment Escrow Amount” means $5,000,000.
“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that (i) with respect to the Acquiror, in respect of any period commencing prior to the Closing, “Affiliate” shall not include the Company and its Subsidiaries and, in respect of any period commencing at or after the Closing, “Affiliate” shall include the Surviving Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any Unitholder.
“Ancillary Agreements” means the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, the Unitholder Support Agreements, the Written Consent, the Resignation Letters, the Letters of Transmittal and the Restrictive Covenant Agreement, and each other agreement, certificate, instrument or other document referred to in this Agreement or to be executed in connection with the transactions contemplated by this Agreement.
“Anti-Corruption Laws” means, to the extent applicable to the Company or its Subsidiaries, all Laws dealing with bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions.
“Applicable Accounting Principles” means, the accounting principles, practices, assumptions, conventions and policies set forth in Annex B.
“Bankruptcy” means those certain chapter 11 proceedings that are or were jointly administered under the case styled In re Cool Springs LLC (f/k/a Phoenix Services Topco, LLC), et al., No. 22-10912 (MFW), before the Honorable Mary F. Walrath in the United States Bankruptcy Court for the District of Delaware.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“Carve-Out” has the meaning set forth on Schedule 5.14.
“Cash” means, determined in accordance with the Applicable Accounting Principles, as of the applicable time, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, including all outstanding deposits in respect of swap, derivative, hedge or similar arrangements of the Company and its Subsidiaries. Cash shall be increased by any checks deposited, inbound wires and inbound ACHs not yet cleared for the account of the Company or any of its Subsidiaries and decreased by any issued checks, outbound wires and outbound ACHs not yet cleared from the account of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, Cash will be reduced by any cash used after the Measurement Time and prior to the Closing (i) to make any dividends or distributions to or for the benefit of any Unitholder, or (ii) to pay any Transaction Expenses or Indebtedness prior to Closing. Notwithstanding anything to the contrary herein, but subject to Section 5.15(c), in no event shall “Cash” include any amounts that constitute all or any portion of the Acerinox Deposit or the

French Liquidation Proceeds to the extent the same have not been received by the Company prior to the Closing.
“Closing Allocation Schedule” a schedule, to be delivered by the Company to Acquiror as provided in Section 2.9(a), setting forth:
(a)    with respect to each Unitholder: (i) such Unitholder’s name, (ii) the number of Units held by such Unitholder immediately prior to the Effective Time, and (iii) the aggregate Closing Per Unit Merger Consideration payable to such Unitholder; and
(b)    with respect to each RSU Holder: (i) such RSU Holder’s name, (ii) the number of Units subject to RSUs held by such RSU Holder that will be or have become vested as of immediately prior to the Effective Time, and (iii) the aggregate Closing Per Unit Merger Consideration payable to such RSU Holder.
“Closing Per Unit Merger Consideration” means (i) the Estimated Merger Consideration divided by (ii) the Unit Number.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Units” means the Common Units, as defined in the Company LLC Agreement.
“Company Employee” means any employee of the Company or any of its Subsidiaries.
“Company Equity Plan” means the Flame Aggregator, LLC Equity Incentive Plan.
“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1(a) (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a) (No Conflict), Section 3.4(a), (b) and (d) (Capitalization), Section 3.5 (Subsidiaries), and Section 3.21 (Brokers).
“Company LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of June 30, 2023, as amended from time to time.
“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Unitholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Unitholders representing a majority of the outstanding Units.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses,

mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.
“Employee RSU Holders” means the holders of the RSUs outstanding immediately prior to the Effective Time who are current or former employees of the Company.
“Encumbrance” means any charge, claim, mortgage, lien, lease, right of way, covenant, condition, right of first offer, right of first refusal, encroachment, encumbrance, option, pledge, security interest, transfer restriction or other restriction or adverse claim of any kind (other than those arising under applicable securities Laws).
“Enterprise Value” means $325,000,000.
“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any Person, trade or business (whether or not incorporated) that, together with the Company or any such Subsidiary, is or was at the relevant time, required to be treated as a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.
“Escrow Account” means the account established by the Escrow Agent under the Escrow Agreement.
“Escrow Agent” means Acquiom Clearinghouse LLC, or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by the Acquiror, the Unitholder Representative and the Escrow Agent, substantially in the form of Exhibit C, the fees and expenses of which shall be borne fifty percent (50%) by the Acquiror and fifty percent (50%) by the Company as a Transaction Expense.
“Estimated Merger Consideration” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Adjustment Escrow Amount, minus (vii) the Estimated Transaction Expenses, minus (viii) the Unitholder Representative Expense Holdback Amount.

“Fraud” means actual and intentional common law fraud under Delaware law with respect to the making of the representations and warranties set forth in this Agreement, any Ancillary Agreement or any certificate delivered pursuant to this Agreement (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence).
“French Liquidation” means the winding-up, liquidation or dissolution (or equivalent processes and/or proceedings under the laws of France) of Phoenix Services France Acquisition Corp. (“Phoenix France Corp”), pursuant to which Phoenix France Corp will be liquidated and in connection therewith Phoenix Services Europe Cooperatief UA, as a shareholder of Phoenix France Corp, shall be entitled to receive the French Liquidation Proceeds.
“French Liquidation Proceeds” means any proceeds distributed or paid to, or otherwise received by, the Company or its Subsidiaries pursuant to the French Liquidation.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Galati Agreement” means that certain Service Providing Contract for Slag Handling, Processing and Valorization and Scrap Recovery in ArcelorMittal Galati S.A., dated as of August 10, 2010, by and between ArcelorMittal Galati S.A. and Phoenix Slag Services SRL, and addenda thereto.
“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, regulatory authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).
“Improvements” means all buildings, structures, improvements, fixtures and building systems, and all components thereof included in the Owned Real Property and the Leased Real Property.
“Indebtedness” of any Person shall mean, as of the applicable time, without duplication: (a) all liabilities of such Person and its Subsidiaries for borrowed money, whether secured or unsecured, and all obligations evidenced by bonds, debentures, notes, or similar instruments; (b) Unpaid Taxes; (c) all liabilities of such Person and its Subsidiaries for any outstanding earn-out or holdback liabilities associated with past acquisitions only to the extent earned and accrued; (d) all liabilities of such Person and its Subsidiaries in respect of any lease (or other arrangement conveying the right to use) required to be classified as finance leases in accordance with the Applicable Accounting Principles; (e) all liabilities of such Person and its Subsidiaries arising under any letters of credit, bankers’ acceptances, performance bonds, surety bonds, bank guarantees or similar instruments, in each case, only to the extent drawn and not reimbursed; (f) checks written in excess of available funds; (g) all liabilities of such Person and its Subsidiaries in respect of (i) earned and accrued but unpaid paid-time off, (ii) unfunded or underfunded defined benefit pension, deferred compensation or similar arrangements (including any withdrawal liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) but only if all events triggering the withdrawal occurred before the Closing Date), (iii) accrued workers’ compensation claims and accrued and unpaid bonuses, commissions or other cash incentive compensation with respect to any period ending before the Closing and calculated in accordance with the Applicable Accounting Principles, and (iv) unpaid severance, termination or notice payments or benefits to any former Service Provider or Service Provider with respect to which a notice of termination has been provided prior to the Closing, other than at the written request of Acquiror, in each case, together with any employer-side Taxes imposed thereon; (h) the amount that would be incurred to discharge an Encumbrance on any asset of such Person and its Subsidiaries, other than a Permitted Encumbrance, in connection with the transactions contemplated hereby; (i) any net obligation determined after offsetting any asset positions against any liability positions under any swap, derivative, hedge or similar arrangements of such Person and its Subsidiaries (provided, that any such net obligation shall not be less than $0 or be a decrease in “Indebtedness”); (j) any declared but unpaid dividend of such Person and its Subsidiaries payable to any Person other than the Company or another Subsidiary thereof; (k) the specified liabilities of such Person and its Subsidiaries in any proofs of claim filed in the Bankruptcy that have not been disallowed as of the Closing as set forth on Schedule 3.7; (l) all guarantees by such Person and its Subsidiaries of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (a) through (k) above, to the extent of the obligation guaranteed; and (m) any interest, penalties, premiums, fees, costs, expenses or similar charges due and payable in respect of any of the foregoing. “Indebtedness” does not include any Excluded Taxes or any intercompany obligations solely between or among the Company or any of its Subsidiaries.
“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including all: (i) trade names, trademarks and service marks, domain names, trade dress and other similar designations of source or origin, including all goodwill associated therewith; (ii) patents, patent applications, invention disclosures and other rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (iii) copyrights, rights in software and databases, designs and other works of authorship in any medium; (iv) confidential and proprietary information, including trade secrets and know-how; and (v) all applications and registrations for any of the foregoing.
“International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs laws.
“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means computer hardware, software, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks and other information technology assets and infrastructure.
“Knowledge” with respect to the Company means the actual knowledge of Mark Porto, Todd Brents, Steve Hall, Jeff Mellen, Clint McGinty, Venkatesh Srambikal, Theodore Barry and Alain Masson, in each case, after reasonable inquiry.
“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, ordinance, regulation, constitution, treaty, convention, ordinance, rule, regulation, or code of any Governmental Authority, or other requirements enacted, adopted, passed, approved, promulgated, made or otherwise put into effect by all applicable Governmental Authorities, including any Order.
“Leased Real Property” means the real property leased, subleased, licensed, sublicensed, or otherwise occupied by the Company or its Subsidiaries, in each case, as tenant, subtenant, licensee, sublicensee or otherwise, together with all of the Company’s or its Subsidiaries’ right, title and interest to, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Material Adverse Effect” means any event, change, occurrence, circumstance, state of facts or effect that, individually or in the aggregate: (a) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby; or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, (3) any adoption, implementation, modification, repeal or other changes after the date of this Agreement in any applicable Laws or any changes after the date of this Agreement in GAAP, or in interpretations of any of the foregoing, (4) any failure by the Company or any Subsidiary to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest or acts of foreign or domestic terrorism or sabotage (including cyberattacks), or any escalation or worsening of any such conditions, (6) any natural disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes, cyber outages and wild fires or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (8) the announcement and pendency of the transactions contemplated hereby (except to the extent that the purpose of a representation or warranty contained in this Agreement is to address the consequences resulting from the execution of this Agreement, or the announcement or pendency of the transactions contemplated hereby), and (9) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case, which is expressly required by this Agreement, and the failure to take any action expressly prohibited by Section 5.1(b); provided, however, that with respect to clauses (1), (2), (3), (5), (6) and (7), to the extent that such event, change, occurrence, circumstance, state of facts or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operate, then such matter shall be taken into account in determining whether there has been a Material Adverse Effect.
“Measurement Time” means 11:59 P.M. Eastern Time on the day immediately preceding the Closing Date.
“Merger Consideration” means the Estimated Merger Consideration, as it may be adjusted in accordance with Section 2.13, together with any amounts that may be payable in respect of Units or RSUs from the Adjustment Escrow Fund or the Unitholder Representative Expense Holdback Amount as provided in this Agreement.
“Net Working Capital” means, determined in accordance with the Applicable Accounting Principles, as of the applicable time, without duplication, an amount (which may be positive or negative) equal to (i) the specific asset line items of the Company and its Subsidiaries that are included as “Net Working Capital” in the Sample Statement set forth on Annex C, minus (ii) the specific liability line items of the Company and its Subsidiaries that are included as “Net Working Capital” in the Sample Statement set forth on Annex C. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts that constitute Cash, Indebtedness, Transaction Expenses or Excluded Taxes hereunder, or all or any portion of the Acerinox Deposit or the French Liquidation Proceeds.
“Newcastle Agreement” means (a) that certain Agreement for the Provision of Services, dated as of June 29, 2022, by and between ArcelorMittal South Africa Limited and Phoenix Slag Services of South Africa Pty Ltd, as amended by that certain Modification Agreement, dated as of May 25, 2023, and that certain Modification Agreement, dated as of August 16, 2024 and (b) that certain JV Principles for Newcastle, dated April 20, 2012, by and between ArcelorMittal South Africa Limited and Phoenix Slag Services of South Africa Pty Ltd.

“Non-Employee RSU Holders” means the holders of the RSUs outstanding immediately prior to the Effective Time who are not, and have never been, employees of the Company.
“Non-Employee RSU Payment Amount” means an amount equal to the product of (i) the number of Units subject to RSUs held by the Non-Employee RSU Holders and (ii) the Closing Per Unit Merger Consideration.
“Non-U.S. Benefit Plan” means each Employee Plan that is subject to the laws of any jurisdiction other than the United States.
“Order” means any order, judgment, writ, decree, stipulation, determination, decision, award, ruling, preliminary or permanent injunction, temporary or permanent restraining order stipulation, assessment, decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator and whether formal or informal.
“Organizational Document” means any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; and (v) the charter, memorandum and articles of association, bylaws or other similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person, in each case, as amended, modified or supplemented from time to time in accordance with the terms thereof.
“Owned Real Property” means the real property owned by the Company and its Subsidiaries, together with all of the Company’s or its Subsidiaries’, right, title and interest in and to all land, buildings and other structures, easements, appurtenances, facilities or Improvements located thereon.
“Palmones Agreement” means that certain Agreement No. 11/19, dated as of August 1, 2019, among Acerinox Europa S.A.U. and Phoenix Servicios Industriales y Medioambientales S.L. (“Phoenix Spain”), as amended on March 23, 2023.
“Paying Agent Agreement” means the Paying Agent Agreement to be entered into by the Acquiror, the Unitholder Representative and the Paying Agent, substantially in the form of Exhibit D.
“Percentage Interest” means, with respect to any holder of Units (other than Cancelled Units) or RSUs, a ratio (expressed as a percentage) equal to (i) the number of (A) Units and (B) RSUs held by such holder as of immediately prior to the Effective Time divided by (ii) Unit Number.

“Permitted Encumbrance” means (i) statutory liens for current Taxes that are not yet due or payable or the validity or amount of which is being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business that are not yet due or payable or the validity or amount of which is being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that are not yet due or payable or the validity or amount of which is being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iv) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (v) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that would not reasonably be expected to, individually or in the aggregate, materially affect or materially detract from the continued value, use or operation of the businesses of the Company and its Subsidiaries, (vi) any non-exclusive license of Intellectual Property entered into in the ordinary course of business, (vii) liens granted as a result of any arrangements entered into at or following Closing as a result of any financing or other transaction entered into by the Acquiror, and (viii) any Encumbrance in favor of a lessor or sublessor under the legally binding terms of any Lease Document pursuant to which the Company or its Subsidiaries is a tenant, subtenant or occupant, in each case, to the extent such Lease Document has been made available to the Acquiror.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Information” means information in any form that is considered “personally identifiable information,” “personal information,” “personal data,” or any equivalent term by any applicable Law and/or Privacy Requirements.
“Phoenix Romania” means Phoenix Slag Services SRL.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Privacy Laws” means all Laws, binding guidance, binding guidelines or binding standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to privacy, data security, the Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications, including the General Data Protection Regulation (EU) 2016/679.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information.
“Public Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Authority, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Authority, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.
“Real Property” means the Owned Real Property together with the Leased Real Property.
“Related Person” means any director, officer or Affiliate of the Company, or any of their respective directors and officers.
“Representatives” means, with respect to any Person, the officers, directors, managers, principals, employees, agents, auditors, advisors, attorneys, bankers and other authorized representatives of such Person.
“Romanian Foreign Investment Law” means the Romanian regime of foreign direct investments set by Emergency Government Ordinance No. 46/2022, as further amended and supplemented and National Defence Council Decision No. 73/2012.
“RSU Holders” means the Employee RSU Holders and the Non-Employee RSU Holders.
“RSUs” means each “Restricted Stock Unit” (as defined in the Company Equity Plan) granted pursuant to the Company Equity Plan.
“Sanctioned Jurisdiction” means a country or territory which is, or during the past five (5) years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United

Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the Parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, fifty percent (50%) or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.
“Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the Parties to this Agreement.
“Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise or other Processing of Personal Information and/or confidential information of the Company or its Subsidiaries, or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any equivalent term under any applicable Privacy Laws.
“Service Provider” means any Company Employee, officer, director, manager, or individual independent contractor or consultant (including any such individual engaged through a loan-out or similar entity wholly- or primarily- owned by such individual) of the Company or any of its Subsidiaries.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, subject to Section 5.14, with respect to any Person, any other Person (a) of which such first Person, either alone or together with one or more Subsidiaries, directly or indirectly owns, purports to own or controls Equity Interests representing at least fifty percent (50%) of the outstanding Equity Interests, voting power or financial interests of such Person, or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint or designate a majority of the board of directors or other governing body of such other Person.
“Target Net Working Capital” means $37,575,000.
“Tax Return” means any return, declaration, report, statement, information statement and other document (including any schedule or attachments thereto and any amendments thereof) filed or required to be filed with a Governmental Authority in respect to Taxes.

“Taxes” means any and all taxes and similar charges, fees, duties, levies or other assessments (including net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, natural resources ad valorem, withholding, occupation, estimated, customs, import or export, sales, use, franchise, excise, abandoned property, alternative or add-on, environmental, premium, license, goods and services, value added, real or personal property (tangible or intangible), stamp, transfer, registration, profit, windfall or excess profits, severance, payroll, unemployment, social security, disability or other taxes or fees) of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.
“Thabazimbi Agreement” means that certain Contract for Services No. 4618006691, dated as of July 29, 2022, by and between ArcelorMittal South Africa Limited and Phoenix Slag Services of South Africa Pty Ltd.
“Transaction Expenses” means, to the extent not paid by the Company, the Unitholders or otherwise prior to the Measurement Time, all fees, costs, and expenses incurred by or on behalf of (or subject to reimbursement or payment by) the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including: (i) all legal, accounting, financial advisory, consulting, finders incurred or payable by or on behalf of the Company or any of its Subsidiaries or the Unitholders in connection with the negotiation and performance of the terms and conditions of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including fees and expenses payable to (A) Moelis & Company for investment banking services for the Company, (B) Gibson, Dunn & Crutcher LLP for legal services to the Company, (C) Ernst & Young LLP for accounting services and (D) Weil, Gotshal & Manges LLP for legal services to certain members of management); (ii) any bonus, change-in-control, retention, stay or similar bonuses, commissions or other similar single-trigger payment obligations (including any forgiveness of any loan or other indebtedness owed by any current or former Service Provider to the Company or any of its Subsidiaries), in any case, that become due or payable, in part or whole, as a result of or in connection with the transactions contemplated hereby, including the Merger, and the Ancillary Agreements to any Service Provider or third party, in each case, to the extent unpaid as of Closing (but excluding any amounts that become due as a result of the termination of employment or other service of any Service Provider after the Closing); (iii) any fees, costs or expenses payable by the Company to the Unitholder Representative after the Closing (if any); (iv) fifty percent (50%) of the fees, costs and expenses payable to the Escrow Agent and the Paying Agent; (v) fifty percent (50%) of the premium, fees, costs and expenses incurred in purchasing the D&O Tail Policy; and (vi) all Transaction Payroll Taxes. Notwithstanding anything to the contrary herein, in no event shall “Transaction Expenses” include any amounts that constitute Indebtedness or taken into account in Net Working Capital.
“Transaction Payroll Taxes” shall mean, with respect to any bonuses or other compensatory payments or Service Provider debt forgiveness in connection with the transactions contemplated by this Agreement (to the extent described in clause (ii) of the definition of “Transaction Expenses” or related to the RSU Payment Amount), (i) the employer portion of any payroll, employment, Medicare, unemployment, or similar Taxes, plus (ii) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made, in each case, whether payable by the Acquiror, the Company (including, from and after the Effective Time, the Surviving Company) or the Company’s Subsidiaries.
“Transaction Tax Deductions” means, irrespective of when paid or accrued and irrespective of by whom paid or accrued, any amounts that are deductible or creditable for income Tax purposes and relate to or arise from (i) the payments of amounts that are included in Transaction Expenses or Indebtedness, (ii) amounts that would have been included in such definitions but were in fact paid prior to the Closing and (iii) any other costs and expenses incurred in connection with the transactions contemplated by this Agreement that are economically borne by the Unitholders. Transaction Tax Deductions shall be determined under the assumption that an election was made under Revenue Procedure 2011-29 with respect to any applicable fees.
“Unit Number” means (a) the aggregate number of Units (other than Cancelled Units) outstanding as of immediately prior to the Effective Time plus (b) the aggregate number of RSUs that shall have become vested as of immediately prior to the Effective Time in accordance with Section 2.8.
“Unitholder Representative Expense Holdback Amount” means $100,000.
“Units” means the Common Units.

“Unpaid Taxes” means an amount (which shall not be less than zero in the aggregate or for any Tax or in any jurisdiction) equal to all accrued and unpaid income Tax and property Tax liabilities of the Company and its Subsidiaries for any Pre-Closing Tax Period, which, notwithstanding anything to the contrary herein shall be determined as of the end of the Closing Date and which, in the case of any Straddle Period, shall also include Taxes allocated to the portion of such Straddle Period ending on and including the Closing Date and be determined in accordance with the conventions set forth in Section 6.6. In the determination of Unpaid Taxes, (a) any deferred Tax liabilities and deferred Tax assets (within the meaning of GAAP) shall be excluded, (b) any prepaid or advanced amounts received or accrued on or prior to the Closing Date or deferred revenue received or accrued on or prior to the Closing Date, or any adjustment under Section 481 of the Code (or any analogous provision of federal, state, local, or non-U.S. Law), in respect of any Pre-Closing Tax Period that would not otherwise be included in taxable income on or prior to the Closing Date, shall be included in taxable income for the Pre-Closing Tax Period, (c) Transaction Tax Deductions shall be taken into account in a Pre-Closing Tax Period to the extent deductible under applicable Law in the determination of a nationally recognized tax counsel or accounting firm with expertise in such matters at a “more likely than not” or higher level of comfort, (d) any prepayments or estimated payments of any such Tax paid prior to the Closing shall reduce the amount of such Taxes treated as accrued and unpaid, (e) for the avoidance of doubt, all Slovakian corporate Taxes accrued in respect of the corporate income Tax audit of Phoenix Services Slovensko s.r.o shall be included (which accrual, as of March 31, 2025, is set forth on Schedule 1.1(a)), (f) any and all Tax liabilities incurred in connection with the Carve-Out (if applicable) shall be treated as incurred in a Pre-Closing Tax Period, and (g) for the avoidance of doubt, Excluded Taxes shall not be taken into account.
“Updated Allocation Schedule” shall mean each updated Closing Allocation Schedule, to be delivered by the Unitholder Representative as provided in Section 2.9(b), setting forth:
(a)     with respect to each Unitholder: (i) such Unitholder’s name, (ii) the number of Units held by such Unitholder immediately prior to the Effective Time, and (iii) the applicable portion of any applicable Post-Closing Per Unit Merger Consideration payable to such Unitholder; and
(b)    with respect to each RSU Holder: (i) such RSU Holder’s name, (ii) the number of Units subject to RSUs held by such RSU Holder that have vested as of immediately prior to the Effective Time, and (iii) the applicable portion of any applicable Post-Closing Per RSU Merger Consideration payable to such RSU Holder.
“Vereeniging Agreement” means that certain Agreement for the Provision of Services, dated as of December 30, 2011, by and between ArcelorMittal South Africa Limited and Phoenix Slag Services of South Africa Pty Ltd, and amendments thereto.
“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act taken by the breaching Party or failure by the breaching Party to take an action required to be taken under this Agreement, with the actual knowledge (as opposed to imputed or constructive knowledge) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement, including, the failure of the Acquiror or the Company to effect the Closing if and when required pursuant to Section 2.2.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
Section 1.2Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Definition    Location

280G Approval    5.6(d)
280G Vote    5.6(d)
Acerinox Deposit Amounts    5.15(c)
Acerinox Deposit Seller Portion    5.15(c)
Acquiror    Preamble
Acquiror 401(k) Plan    5.6(e)
Acquiror Arrangements    5.6(d)
Acquiror Plan    5.6(b)
Acquiror Related Parties    9.1(b)]
Acquiror Specified Closing Date    2.2(a)
Acquisition Engagement    9.20(a)
Acquisition Proposal    5.5
Affected Employee    5.6(a)
Agreement    Preamble
Audited Financial Statements    3.6(a)
Balance Sheet    3.6(a)
Balance Sheet Date    3.6(a)
Books and Records    3.26
Business Relation    5.13
Cancelled Units    2.7(c)
Certificate of Merger    2.2(b)
Closing    2.2(a)
Closing Cash    2.13(b)
Closing Date    2.2(a)
Closing Indebtedness    2.13(b)
Closing Net Working Capital    2.13(b)
Closing Transaction Expenses    2.13(b)
Collection Activities    5.15
Company    Preamble
Company 401(k) Plan    5.6(e)
Company Board    Recitals
Company Indemnification Obligations    5.10(a)
Company Multiemployer Plan    3.12(f)
Confidentiality Agreement    5.7
Customers    3.25(a)
D&O Policy    5.10(b)
D&O Tail Policy    5.10(b)
Data Room    9.6(b)
Disclosure Schedules    Article III
Disputed Items    2.13(c)
DLLCA    Recitals
Effective Time    2.2(b)
Employee Plan    3.12(a)
Employee RSU Payment Amount    2.10(b)

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Definition    Location

Employment Laws    3.13(b)
Environmental Laws    3.16(c)(i)
Environmental Permits    3.16(c)(ii)
ERISA    3.12(a)
Estimated Cash    2.13(a)
Estimated Indebtedness    2.13(a)
Estimated Net Working Capital    2.13(a)
Estimated Transaction Expenses    2.13(a)
Excluded Taxes    6.4
Filing Deadline    5.8(a)
Final Closing Statement    2.13(b)
Financial Statements    3.6(a)
Gibson Dunn    9.20(a)
Hazardous Materials    3.16(c)(i)
HSR Act    3.3(b)
Indemnitees    5.10(a)
Independent Accounting Firm    2.13(d)
Interim Financial Statements    3.6(a)
Interim Period    5.1(a)
Labor Agreement    3.13
Lease Documents    3.15(b)
Letter of Transmittal    2.10(d)
Majority Holders    2.14(c)
Material Contracts    3.20(a)
Merger    Recitals
Net Adjustment Amount    2.13(g)(i)
Non-Recourse Matters    9.1(b)
Notice of Disagreement    2.13(c)
Parties    Preamble
Party    Preamble
Paying Agent    2.10(a)
Payoff Indebtedness    2.11(e)
Permits    3.10(b)
Post-Closing Per RSU Merger Consideration    2.8(a)
Post-Closing Per Unit Merger Consideration    2.7(a)
Preliminary Closing Statement    2.13(a)
Privacy Policy    3.17(g)
Privacy Requirements    3.17(g)
Registered Intellectual Property    3.17(a)
Release    3.16(c)(i)
Resignation Letters    5.11
Restrictive Covenant Agreement    Recitals
RSU Payment Amount    2.8(a)
Sample Statement    2.13(a)

Definition    Location

Section 280G Payments    5.6(d)
Securities Act    3.4(a)
Seller Award Portion    5.15(b)
Seller Related Parties    9.1(b)
Specified Unitholders    Recitals
Sub    Preamble
Surviving Company    2.1(a)
Termination Date    8.1(d)
Top Suppliers    3.25(b)
Transfer Taxes    6.2
Unitholder    2.10(a)
Unitholder Representative    2.14(a)
Unitholder Support Agreement    Recitals
Waived 280G Benefits    5.6(d)
WARN Act    3.13(h)
Written Consent    Recitals

Article II THE MERGER
Section 2.1The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with DLLCA, Sub shall be merged with and into the Company pursuant to which (a) the separate existence of Sub shall cease, (b) the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Sub and Company will vest in the Surviving Company, and all of the debts, liabilities, obligations and duties of the Sub and Company will become the debts, liabilities, obligations and duties of the Surviving Company.
Section 2.2Closing.
(a)Upon the terms and subject to the conditions set forth herein, the closing of transactions contemplated hereby, including the consummation of the Merger (the “Closing”), shall take place at the offices of Gibson, Dunn & Crutcher LLP, New York, New York, at 10:00 a.m. New York time, on the second Business Day following the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction of those conditions at the Closing), or at such other place or at such other time or on such other date as the Parties mutually may agree in writing; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing if mutually agreed by the Parties, and the Parties shall cooperate in connection therewith; provided, further, that if the Closing is not the first Business Day of a calendar month, Acquiror in its sole discretion may delay the Closing until the first Business Day of the immediately following calendar month, or such earlier date as Acquiror may specify on three Business Days’ notice to the Company (the “Acquiror Specified Closing Date”). The day on which the Closing actually takes place is referred to as the “Closing Date”.
(b)As soon as practicable following the Closing on the Closing Date, the Parties shall cause a certificate of merger substantially in the form attached as Exhibit E to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which shall be duly executed in accordance with the relevant provisions of DLLCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the Parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time”.
(c)The Acquiror shall deliver to the Company, at or prior to the Closing:
(i)the Escrow Agreement, executed by Acquiror;

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(ii)the Paying Agent Agreement, executed by Acquiror; and
(iii)the certificate referred to in Section 7.2(c).
(d)The Company shall deliver to Acquiror, at or prior to the Closing:
(i)the Written Consent, executed by the Specified Unitholders and representing the Company Unitholder Approval;
(ii)a certificate from the Secretary of State of the State of Delaware dated within seven Business Days of the Closing, certifying that the Company is in good standing;
(iii)the Escrow Agreement, executed by the Unitholder Representative and the Escrow Agent;
(iv)the Paying Agent Agreement, executed by the Unitholder Representative and the Paying Agent;
(v)the Certificate of Merger, executed by the Company;
(vi)the certificate referred to in Section 7.3(d);
(vii)a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying (A) the certificate of formation of the Company in effect as of immediately prior to the Closing, (B) the Company LLC Agreement in effect as of immediately prior to the Closing, (C) the resolutions of the Board of Directors of the Company (I) declaring this Agreement and the transactions contemplated hereby (including the Merger) advisable and in the best interests of the Company and the Unitholders, (II) approving this Agreement and the transactions contemplated hereby in accordance with applicable Law and (III) recommending that the Unitholders approve this Agreement and the transactions contemplated hereby (including the Merger), and (D) the Written Consent;
(viii)the Closing Allocation Schedule and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Closing Allocation Schedule is true, correct and complete;
(ix)customary payoff letters evidencing the repayment in full of all Payoff Indebtedness of the Company and its Subsidiaries, and the termination, release and discharge of the related security interests, liens and guarantees, drafts of which, in each case, shall have been provided to Acquiror at least three (3) Business Days prior to the Closing;
(x)final invoices from each Person that is entitled to payment of Transaction Expenses at the Closing, setting forth the total amount of applicable Transaction Expenses; and
(xi)the Restrictive Covenant Agreement.

Section 2.3Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of DLLCA.
Section 2.4Certificate of Formation and LLC Agreement.
(a)At the Effective Time, the certificate of formation of the Company as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with its terms and as provided by applicable Law.
(b)At the Effective Time, and without any further action on the part of the Company and Sub, the Company LLC Agreement shall be amended so that its reads in its entirety as set forth in Exhibit F hereto, and, as so amended, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with its terms and as provided by applicable Law.
Section 2.5Officers. From and after the Effective Time, the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.6Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
Section 2.7Effect on Units and Sub Equity Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Sub, the Company or any holder of any Units or any equity interest of Sub:
(a)Each Unit issued and outstanding immediately prior to the Effective Time (other than Cancelled Units) shall be converted into the right to receive, upon surrender of such Unit for cancellation and delivery of a Letter of Transmittal with respect thereto in accordance with Section 2.10, an amount in respect of such Unit in cash, without interest, at the respective times and subject to the requirements and contingencies specified herein, equal to: (1) the Closing Per Unit Merger Consideration; plus (2) any amount that becomes payable in respect of such Unit from the Adjustment Escrow Fund or the Unitholder Representative Expense Holdback Amount pursuant to this Agreement (the “Post-Closing Per Unit Merger

Consideration”), in each case, in accordance with the Closing Allocation Schedule or an Updated Allocation Schedule, as applicable; and such Units, when so converted, shall no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder thereof will cease to have any rights with respect thereto except as set forth in this Section 2.7(a) and Section 5.15. For the avoidance of doubt, any payment of Post-Closing Per Unit Merger Consideration shall be treated as an adjustment to the consideration payable in the Merger for all Tax purposes to the fullest extent permitted by applicable Law.
(b)Each Unit that is owned by the Acquiror or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
(c)Each Unit that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the Units described in Section 2.7(b) and this Section 2.7(c), “Cancelled Units”).
(d)Each equity interest of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) Common Unit of the Surviving Company (and the Common Units of the Surviving Company into which the equity interests of Sub are so converted shall be the only Equity Interests of the Surviving Company that are issued and outstanding immediately after the Effective Time).
Section 2.8Treatment of RSUs.
(a)At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Sub, the Company or any RSU Holder, each RSU (including any RSU subject to performance-based vesting conditions) shall vest in accordance with the terms of the Company Equity Plan and the applicable award agreement evidencing such RSU and each RSU that is outstanding and vested upon or immediately prior to the Effective Time automatically and without any required action on the part of the applicable RSU Holder, shall be cancelled and terminated and cease to represent a right to acquire Units as of the Effective Time, and shall only entitle such RSU Holder to receive in exchange therefore an amount in cash, without interest and net of any amounts that are required to be withheld or deducted under the Code or any Law, at the respective times and subject to the requirements and contingencies specified herein, equal to (A) the product of (i) the number of Units subject to such RSU and (ii) the Closing Per Unit Merger Consideration (the “RSU Payment Amount”); plus (B) any amount that becomes payable in respect of the number of Units subject to such RSU from the Adjustment Escrow Fund or the Unitholder Representative Expense Holdback Amount pursuant to this Agreement (the “Post-Closing Per RSU Merger Consideration”), in each case, in accordance with the Closing Allocation Schedule or an Updated Allocation Schedule, as applicable. To the extent that, as of the Effective Time, any RSU has not vested in accordance with the terms of the Company Equity Plan and/or the applicable award agreement evidencing such RSU (after giving effect to any applicable vesting occurring upon or prior to the Effective Time, if any), such RSU shall, at the Effective Time, be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange. At the Effective Time, all RSUs shall cease to be outstanding and all former holders thereof shall have no right or interest in, under or to any RSU, except as expressly provided herein. For the avoidance of doubt, any payment of Post-Closing Per RSU Merger Consideration shall be treated as an adjustment to the consideration payable in the Merger for all Tax purposes to the fullest extent permitted by applicable Law. The amounts described in this Section 2.8 and Section 5.15 shall be deemed to have been paid in full satisfaction of all rights pertaining to such RSUs. In the event of manifest error by the Unitholder Representative, as identified by any Unitholder or RSU Holder, the Unitholder Representative shall revise such Updated Allocation Schedule to correct such error.
(b)Prior to the Effective Time, the Company shall take all actions (including obtaining appropriate resolutions of the Company Board) necessary or appropriate to (i) effect the treatment of the RSUs pursuant to this Section 2.8 and (ii) terminate the Company Equity Plan, effective as of the Effective Time. Acquiror will have the right to review and reasonably comment in advance on such resolutions and associated written materials delivered to RSU Holders, and the Company shall accept all reasonable comments thereon.
Section 2.9Allocation Schedule.
(a)The Company shall deliver the Closing Allocation Schedule to the Acquiror at least five (5) Business Days prior to the Closing Date.
(b)The Unitholder Representative shall deliver an Updated Allocation Schedule to the Acquiror no later than the fifth (5th) Business Day following each of the following events: (i) the final determination of the Net Adjustment Amount and any portion of the Adjustment Escrow Amount to be released from the Escrow Account and any additional amount to be delivered by the Acquiror (as applicable) to the Paying Agent and the Surviving Company for further disbursement to the Unitholders and RSU Holders, or (ii) the determination of any amounts to be released from the Unitholder Representative Expense Holdback Amount to the Paying Agent and the Surviving Company for further disbursement to the Unitholders and RSU Holders.
(c)Under no circumstances shall the Acquiror, Sub or any of their respective Affiliates (including, from and after the Effective Time, the Surviving Company) be liable to any Unitholder, RSU Holder or any other Person for any claim based upon, arising out of or relating to the allocation of the Merger Consideration or any portion of the Adjustment Escrow Amount or the Unitholder Representative Expense Holdback Amount made in accordance with the Closing Allocation Schedule or any Updated Allocation Schedule, or for any portion of the Merger Consideration or any portion of the Adjustment Escrow Amount or the Unitholder Representative Expense Holdback Amount paid or delivered in accordance with this Agreement.
Section 2.10Payments for Units and RSUs.
(a)Paying Agent. Acquiom Financial LLC shall act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to the Paying Agent Agreement. At or prior to the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of holders of Units (each, a “Unitholder”) and the Non-Employee RSU Holders, cash in an amount equal to (i) with respect to each Unitholder, the aggregate Closing Per Unit Merger Consideration payable in respect of all Units (other than any Cancelled Units) outstanding immediately prior to the Effective Time and (ii) with respect to each Non-Employee RSU Holder, the aggregate Non-Employee RSU Payment Amount in respect of the RSUs held by such Non-Employee RSU Holder that are outstanding and have vested as of immediately prior to the Effective Time, in each case as set forth in the Closing Allocation Schedule. The fees and expenses of the Paying Agent shall be borne fifty percent (50%) by the Acquiror and fifty percent (50%) by the Company as a Transaction Expense.
(b)RSU Payments. At or prior to the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Surviving Company cash in an amount equal to: the aggregate RSU Payment Amount payable in respect of the RSUs held by the Employee RSU Holders that are outstanding and have vested as of immediately prior to the Effective Time, as set forth in the Closing Allocation Schedule (the “Employee RSU Payment Amount”). Promptly following the Effective Time, but in no event later than the second regularly scheduled payroll date thereafter, the Surviving Company shall pay the applicable Employee RSU Payment Amount through payroll to each Employee RSU Holder, as set forth in the Closing Allocation Schedule (net of any amounts that are required to be withheld or deducted under the Code or any applicable Law).
(c)Post-Closing Date Payments. Following the Closing, as promptly as reasonably practicable following receipt by the Paying Agent of any distribution of all or any portion of the Adjustment Escrow Amount (if any), any additional amounts paid by the Acquiror to the Paying Agent pursuant to Section 2.13(g)(ii) or any amounts remaining in the Unitholder Representative Expense Holdback Amount (if any), in each case, for further disbursement to (x) the Unitholders and (y) the RSU Holders, the Paying Agent shall deliver to each such Unitholder, Non-Employee RSU Holder and to the Surviving Company on behalf of each such Employee RSU Holder, an amount in cash equal to such Unitholder’s Post-Closing Per Unit Merger Consideration or RSU Holder’s Post-Closing Per RSU Merger Consideration, as applicable, to be disbursed, as set forth in an Updated Allocation Schedule, and to be paid by the Surviving Company through payroll for each such Employee RSU Holder; provided, however, that neither the Acquiror, nor the Surviving Company, nor the Paying Agent shall be under any obligation to further disburse any such amounts until it has received, in each instance, an Updated Allocation Schedule in accordance with Section 2.9(b).
(d)Notice to Unitholders. As promptly as practicable after the Closing Date, the Surviving Company shall cause the Paying Agent to mail to each holder of record whose Units were converted into the right to receive the consideration described in Section 2.7(a), (i) a letter of transmittal substantially the form attached hereto as Exhibit G (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Units shall pass, only upon proper delivery of the Letter of Transmittal to the Paying Agent and shall be in such form and have such other provisions as the Acquiror reasonably may specify)

and (ii) instructions for use in effecting the surrender of the Units in exchange for payment therefor.
(e)Payment Procedures.
(i)Upon receipt of such duly executed Letter of Transmittal by the Paying Agent (together with all other documentation required to be delivered pursuant to the Letter of Transmittal), such Unitholder shall be entitled to receive in exchange therefor, promptly and in no event more than five (5) Business Days after delivery of such letter of transmittal, an amount in cash equal to the amount set forth in the Closing Allocation Schedule for delivery to such Unitholder in respect of its Units, as applicable, without interest.
(ii)If payment in respect of any Units is to be made to a Person other than the Person in whose name such Units are registered, it shall be a condition of payment that the Letter of Transmittal shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Units have been paid or are not applicable.
(iii)Until surrendered in accordance with the provisions of this Section 2.10, any Units (other than Cancelled Units) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.
(iv)At the Effective Time, the equity transfer books of the Company shall be closed and there shall be no further registration of transfers of any equity interests thereafter on the records of the Surviving Company.
(v)All cash paid upon conversion of the Units in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units. From and after the Effective Time, the Unitholders shall cease to have any rights with respect to their respective Units, except as otherwise provided herein or by applicable Law.
(vi)At any time following the expiration of twelve (12) months after the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to Unitholders, and such funds shall thereafter become the property of the Surviving Company. Thereafter, such Unitholders shall be entitled to look to the Surviving Company (subject to applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable Merger Consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Units, without any interest thereon. Any portion of such remaining cash unclaimed by Unitholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any

Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any Person previously entitled thereto.
(vii)Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Acquiror, the Surviving Company, the Unitholder Representative nor any Unitholder shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.
(f)Rights Not Transferable. The rights of the Unitholders and RSU Holders under this Agreement as of immediately prior to the Effective Time are personal to each such Unitholder or RSU Holder and shall not be transferable for any reason, other than by operation of Law, will or the laws of descent and distribution, without action taken by or on behalf of such Unitholder or RSU Holder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
Section 2.11Closing Payments. At the Closing, the Acquiror will make (or cause to be made) the following payments, in each case by wire transfer of immediately available funds to the account or accounts designated by the Company or the payee in writing no later than two (2) Business Days prior to the Closing Date:
(a)to the Paying Agent, the amounts as specified in Section 2.10(a);
(b)to the Escrow Agent, for deposit into the Adjustment Escrow Fund, the Adjustment Escrow Amount;
(c)to the Unitholder Representative, an amount in cash equal to the Unitholder Representative Expense Holdback Amount;
(d)to the Company, the amounts as specified in Section 2.10(b);
(e)on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.11(e) (the “Payoff Indebtedness”) in order to fully discharge such Indebtedness and terminate all applicable Liabilities of the Company and any of its Affiliates related thereto; and
(f)on behalf of the Company, an amount equal to the Estimated Transaction Expenses, in accordance with the invoices delivered to the Acquiror pursuant to Section 2.2(d)(x).
Section 2.12Withholding Rights. On or before Closing, the Company shall have delivered or caused to be delivered to the Acquiror a certificate, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not, nor has it been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code. Each of the Acquiror, the Surviving Company and the Paying Agent shall not be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts unless it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law; provided, that if the Acquiror, the Surviving Company, or the Paying Agent determine that any payment to any Unitholder hereunder is subject to deduction and/or withholding, then the Acquiror shall use reasonable best efforts (a) to provide notice to such Unitholder(s) within five (5) Business Days after such determination and (b) to cooperate with the applicable Unitholder(s) prior to Closing to reduce or eliminate any such deduction and/or withholding to the extent permitted under applicable Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Acquiror, the Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
Section 2.13Merger Consideration Adjustments.
(a)At least five (5) Business Days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Acquiror a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate in reasonable detail of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”), and (iv) Transaction Expenses (the “Estimated Transaction Expenses”), each determined as of the Measurement Time, together with reasonably detailed supporting calculations and any information that the Acquiror reasonably requests to verify the amounts reflected in the Preliminary Closing Statement. The Preliminary Closing Statement shall be prepared based on the Company’s books and records, and calculated in accordance with the definitions set forth herein and the Applicable Accounting Principles; provided, that, to the extent there is a conflict between the definitions set forth herein and the Applicable Accounting Principles, the definitions set forth herein shall prevail. An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Transaction Expenses is set forth in Annex C (the “Sample Statement”). The Company will consider in good faith any reasonable comments to the Preliminary Closing Statement provided by the Acquiror; provided, that the Company will have no obligation to accept any such comments and in no event shall any questions, comments, or discussions raised by Acquiror, and considered in good faith by the Company, with regard to the Preliminary Closing Statement delay the Closing or act as a condition to the obligations of Acquiror to close the transactions contemplated hereby.
(b)Within ninety (90) days after the Closing Date, the Acquiror shall cause to be prepared and delivered to the Unitholder Representative (on behalf of all the Unitholders) a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”) and (iv) Transaction Expenses (“Closing Transaction Expenses”), each determined as of the Measurement Time, together with reasonably detailed supporting calculations. The Final Closing Statement shall be prepared based on the Company’s books and records, and calculated in accordance with the definitions set forth herein and the Applicable Accounting Principles, provided, that to the extent there is a conflict between the definitions set forth herein and the Applicable Accounting Principles, the definitions set forth herein shall prevail. If a Final Closing Statement is not timely delivered by the Acquiror, then the Preliminary Closing Statement shall be final and binding on the Acquiror.
(c)The Final Closing Statement shall become final and binding forty-five (45) days following delivery thereof, unless prior to the end of such period, the Unitholder Representative delivers to the Acquiror written notice of its good faith disagreement (a “Notice of Disagreement”) as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement, specifying the nature, amount and specific components of any dispute (the “Disputed Items”) in reasonable detail. The timeline for the Unitholder Representative to raise the Notice of Disagreement shall be extended in the case of any undue delay by Acquiror in providing the Unitholder Representative access to its books and records, the personnel of, and work papers prepared by the Acquiror, to the extent they relate to the preparation of the Final Closing Statement and such historical financial information and solely to the extent required by Section 2.13(f), for each day that Acquiror delays in providing Unitholder Representative such access.
(d)During the thirty (30)-day period (or such longer period as mutually agreed by the Acquiror and Unitholder Representative) following delivery of a Notice of Disagreement by the Unitholder Representative to the Acquiror, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to Disputed Items. Any Disputed Items resolved in writing between the Acquiror and the Unitholder Representative within such thirty (30)-day period shall be final and binding on the Parties for all purposes hereunder (with respect to such resolved Disputed Items), and if the Unitholder Representative and the Acquiror agree in writing on the resolution of all Disputed Items specified by the Unitholder Representative in the Notice of Disagreement, the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses as adjusted to reflect the resolved Disputed Items shall be final and binding on the Parties for all purposes hereunder. If the Acquiror and the Unitholder Representative have not resolved all such differences by the end of such thirty (30)-day period, the Acquiror and the Unitholder Representative shall submit, in writing, to a nationally recognized independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each unresolved Disputed Item, and the Independent Accounting Firm shall make a written determination as to each such Disputed Item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be Deloitte or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed in writing by the Unitholder Representative and the Acquiror. The Acquiror and the Unitholder Representative shall use their reasonable best efforts to cause the Independent Accounting Firm to render a written decision, setting forth, in reasonable detail, its calculations and the basis therefor, resolving the matters submitted to it within thirty (30) days following the submission thereof (or such longer period as mutually agreed by the Acquiror and Unitholder Representative). The Independent Accounting Firm shall consider only those items and amounts in the Acquiror’s and the Unitholder Representative’s respective calculations of the Closing Net

Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being unresolved Disputed Items, based on the provisions of this Agreement and the Applicable Accounting Principles, and not on independent review, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent Accounting Firm’s determination of the unresolved Disputed Items shall be based solely on written materials submitted by the Acquiror and the Unitholder Representative (i.e., not on independent review). The determination of the Independent Accounting Firm’s report shall be final and binding upon the Parties (absent manifest error or fraud).
(e)The fees and expenses of the Independent Accounting Firm pursuant to Section 2.13(d) shall be borne by the Acquiror and the Unitholder Representative in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. For purposes of illustration only, if the total amount of the disputed items submitted to the Independent Accounting Firm is $1,000,000, and the Independent Accounting Firm determines that Acquiror has a valid claim for $400,000 of the $1,000,000, Acquiror shall bear sixty percent (60%) of the fees and expenses of the Independent Accounting Firm and Unitholder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accounting Firm. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.
(f)The Acquiror and the Company will, and the Acquiror will cause the Surviving Company (during the period from and after the date of delivery of the Final Closing Statement through the final resolution of any Disputed Items as contemplated by Section 2.13(d)), to afford the Unitholder Representative and its Representatives, at the Unitholder Representative’s expense, reasonable access, during normal business hours and upon reasonable prior written notice, to examine statements and such supporting schedules, analyses, and other underlying records or documentation of the Acquiror, the Company or the Surviving Company, to the extent related to or used in the preparation of the Final Closing Statement, or as otherwise reasonably requested to verify the amounts reflected in the Final Closing Statement or resolve any Disputed Items; provided, that Acquiror and the Surviving Company will be entitled to withhold portions of any such records or documentation from the Unitholder Representative to the extent (i) such access would result in the waiver of any attorney-client or other legal privilege applicable to such information, or (ii) such access would contravene any applicable Laws or the confidentiality and non-disclosure provisions of any Contract to which the Company or its Subsidiary is party entered into prior to the date hereof; provided, that the Acquiror, the Company or the Surviving Company, as applicable, shall use reasonable best efforts to provide such information in a manner that does not waive any such attorney-client or other legal privilege or violate any such applicable Law or Contract.
(g)The Merger Consideration shall be adjusted, upwards or downwards, as follows:
(i)For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.13 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.13 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.13 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.13 minus the Estimated Transaction Expenses.
(ii)If the Net Adjustment Amount is positive (or equal to zero), the Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount, up to a maximum amount equal to the Adjustment Escrow Amount. In such event, (A) the Unitholder Representative and the Acquiror shall deliver written notice to the Escrow Agent and the Acquiror specifying the Net Adjustment Amount and instructing the Escrow Agent to deliver funds out of the Escrow Account in accordance with this Section 2.13(g)(ii), (B) the Acquiror shall pay the Net Adjustment Amount to the Paying Agent for delivery to the Unitholders and to the RSU Holders (which, in the case of the Employee RSU Holders, will be delivered through payment to the Surviving Company which will be paid through payroll), in each case, in the relative amounts set forth in an Updated Allocation Schedule and (C) the Escrow Agent shall pay all funds in the Adjustment Escrow Fund to the Paying Agent for delivery to the Unitholders and RSU Holders (which, in the case of the Employee RSU Holders, will be delivered through payment to the Surviving Company which will be paid through payroll), in each case, in the relative amounts set forth in an Updated Allocation Schedule. Payment of such amounts to Unitholders and RSU Holder shall be made pro rata in accordance with their respective Percentage Interests in accordance with an Updated Allocation Schedule.
(iii)If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount, up to a maximum amount equal to the Adjustment Escrow Amount. In such event, the Acquiror and the Unitholder Representative shall deliver written notice to the Escrow Agent specifying the Net Adjustment Amount and instructing the Escrow Agent to deliver funds out of the Escrow Account in accordance with this Section 2.13(g)(iii), and the Escrow Agent shall pay the Net Adjustment Amount out of the Adjustment Escrow Fund to the Acquiror in accordance with the terms of the Escrow Agreement. In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent, after paying the Net Adjustment Amount to the Acquiror as provided herein, shall pay the remaining funds in the Adjustment Escrow Fund to the Paying Agent for delivery to the Unitholders and RSU Holders (which, in the case of the Employee RSU Holders, will be delivered through payment to the Surviving Company which will be paid through payroll), in each case, in the relative amounts set forth in an Updated Allocation Schedule. Payment of such amounts to Unitholders and RSU Holders shall be made pro rata in accordance with their respective Percentage Interest in accordance with an Updated Allocation Schedule.
(h)Payments pursuant to Section 2.13(g) shall be made within five (5) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.13 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date (or, in the case of the Employee RSU holders, such payment will be made no later than the second (2nd) regularly scheduled payroll date following the final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.13).
Section 2.14Unitholder Representative.
(a)Immediately upon the approval of this Agreement by the requisite vote or written consent of the Unitholders, each Unitholder and RSU Holder shall be deemed to have consented to the appointment of the Company, prior to the Closing, and Shareholder Representative Services LLC, a Colorado limited liability company, as of the Closing, as such holder’s representative, agent and attorney-in-fact (the “Unitholder Representative”), with full power of substitution to act on behalf of the Unitholders and the RSU Holders to the extent and in the manner set forth in this Agreement for all purposes in connection with this Agreement and any applicable Ancillary Agreements. All decisions, actions, consents and instructions by the Unitholder Representative shall be binding upon all of the Unitholders and RSU Holders, and no Unitholder or RSU Holder shall have the right to object to, dissent from, protest or otherwise contest the same. The Unitholder Representative shall have the right to enforce and protect the rights and interests of each Unitholder and RSU Holder and to enforce and protect the rights and interests of the Unitholder Representative arising out of or under or in any manner relating to this Agreement and each other agreement, instrument, certificate or other document referred to herein or the transactions provided for herein, including, after the Closing, enforcing the performance of Acquiror and the Surviving Company of their obligations under this Agreement. The Acquiror shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Unitholder Representative to act on behalf of the Unitholders and the RSU Holders as provided herein. The Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Unitholder Representative as being the decision, action, consent or instruction of the Unitholders and the RSU Holders, and the Acquiror and Sub are hereby relieved from any Liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.
(b)The Unitholder Representative will incur no liability in connection with its services pursuant to this Agreement and any applicable Ancillary Agreements except to the extent resulting from its gross negligence or willful misconduct. The Unitholder Representative shall not be liable for any action or omission pursuant to the advice of counsel, except to the extent arising from its gross negligence or willful misconduct. The Unitholders and RSU Holders shall indemnify the Unitholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”{xe "Representative Losses" \t

"2.14(b)"}) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Unitholder Representative, the Unitholder Representative will reimburse the Unitholders and RSU Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Unitholder Representative from (i) the funds in the Unitholder Representative Expense Holdback Amount and (ii) any other funds that become payable to the Unitholders and RSU Holders under this Agreement at such time as such amounts would otherwise be distributable to the Unitholders and RSU Holders; provided, that while the Unitholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Unitholders and RSU Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Unitholder Representative be required to advance its own funds on behalf of the Unitholders and RSU Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Unitholders and RSU Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Unitholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Unitholder Representative or the termination of this Agreement.
(c)Upon the Closing, the Acquiror will wire the Unitholder Representative Expense Holdback Amount to the Unitholder Representative in accordance with this Section 2.14(c), which will be used for any expenses incurred by the Unitholder Representative in the performance of its duties hereunder. The Unitholders and RSU Holders will not receive any interest or earnings on the Unitholder Representative Expense Holdback Amount and irrevocably transfer and assign to the Unitholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Unitholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Unitholder Representative’s responsibilities, as set forth in this Agreement and the applicable Ancillary Agreements, the Unitholder Representative will deliver any remaining balance of the Unitholder Representative Expense Holdback Amount to the Paying Agent for delivery to the Unitholders and RSU Holders (which, in the case of the Employee RSU Holders, will be delivered through payment to the Surviving Company which will be paid through payroll). For tax purposes, the Unitholder Representative Expense Holdback Amount will be treated as having been received and voluntarily set aside by the Unitholders and RSU Holders at the time of Closing.
(d)The Unitholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Unitholders holding a majority of the aggregate Percentage Interests at the Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Unitholder Representative, a new Unitholder Representative shall be appointed by the vote or written consent of the Majority Holders within ten (10) Business Days. Notice of such vote or a copy of the written consent appointing such new Unitholder Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Company, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Company.
(e)The approval of this Agreement by the requisite vote or written consent of Unitholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Unitholders.
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to the Acquiror and Sub as follows:
Section 3.1Organization and Qualification.
(a)Each of the Company and its Subsidiaries is (i) a limited liability company, corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as set forth on Schedule 3.1 of the Disclosure Schedules, and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)The Company has made available to the Acquiror true, correct and complete copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended as of the date hereof and as in full force and effect. No Person has proposed in writing any amendment, supplement, modification, restatement, termination or cancellation of any such Organizational Document which has not been made available to the Acquiror.
Section 3.2Authority.
(a)The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or at the Closing will be, a party and, subject to the Company Unitholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is, or at the Closing will be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company. Except for obtaining Company Unitholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and each

Ancillary Agreement has been, or at the Closing will be, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)The Company Board has considered the terms of this Agreement and has unanimously (i) declared this Agreement and the transactions contemplated by this Agreement (including the Merger) advisable and in the best interests of the Company and its members, (ii) approved this Agreement in accordance with the DLLCA, and (iii) recommended that all of the Company’s members approve this Agreement and the transactions contemplated hereby (including the Merger).
Section 3.3No Conflict; Required Filings and Consents.
(a)Except as set forth on Section 3.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which the Company is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)conflict with or violate the certificate of formation of the Company or the Company LLC Agreement;
(ii)conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or
(iii)conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default), give rise to any right of termination, cancellation or acceleration with respect to, or create in any party the right to accelerate, terminate, modify or cancel or require any notice under, or require any consent of any Person pursuant to, any Material Contract or Lease Document; or
(iv)result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of assets or properties of the Company and its Subsidiaries;
except, in the case of clause (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to (A) be material to the Company and its Subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby.
(b)Following the Closing, the Surviving Company (or its applicable Subsidiary) will be permitted to exercise all of its rights under each Contract to which the

Company or any of its Subsidiaries is a party or by which it or its assets or properties are bound without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company or its applicable Subsidiary would otherwise be required to pay pursuant to the terms of such Contract had the transactions contemplated by this Agreement not occurred.
(c)The Company is not required to file, seek or obtain any notice, authorization, approval, order, registration, declaration, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to (A) be material to the Company and its Subsidiaries, taken as a whole or (B) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
Section 3.4Capitalization.
(a)All of the Company’s authorized, issued and outstanding Equity Interests are as set forth on Section 3.4(a) of the Disclosure Schedules. Section 3.4(a) of the Disclosure Schedules sets forth a true, correct and complete list of (i) the number of issued and outstanding Equity Interests of each class or series of Equity Interests of the Company, (ii) the names of the record holders thereof, and (iii) the number and class or series of Equity Interests held by each such holder, in each case, as of the date hereof. All of the Company’s issued and outstanding Equity Interests are duly authorized, validly issued, fully paid and nonassessable. No issued and outstanding Equity Interest of the Company was issued in violation of any preemptive or similar rights, the certificate of formation of the Company, the Company LLC Agreement, the Securities Act of 1933, as amended (the “Securities Act” ), any applicable state “blue sky” laws or other applicable Laws. The Units constitute all of the issued and outstanding Equity Interests of the Company. Except as set forth on Section 3.4(a) and Section 3.4(b) of the Disclosure Schedules, there are no outstanding or authorized, and the Company has not issued, awarded or committed to issue or award any, obligations, options, warrants, convertible securities, unit appreciation rights, phantom equity, profit interests, equity units, restricted units, equity incentive or equity-linked awards or other rights, Contracts, arrangements or commitments of any kind relating to the Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Units or other Equity Interests of the Company or to provide funds to, or make any investment in, any other Person. None of the Units are subject to repurchase rights or forfeiture restrictions. Except as set forth on Section 3.4(a) and Section 3.4(b) of the Disclosure Schedules, there are no Contracts, arrangements or commitments in effect with respect to the voting or transfer of any of the Equity Interests of the Company (including voting trusts or proxies).

(b)Section 3.4(b) of the Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each outstanding award of RSUs, including, as applicable: (i) the name or employee identification number of the holder of such award; (ii) the number of Units subject to such award as of the applicable grant date and the date of this Agreement; (iii) the grant date; and (iv) the vesting schedule of such award (including a designation regarding the portion of RSUs that vest based on continued employment and the portion that vests based on performance). All RSUs have been granted in compliance with all applicable Laws, as well as the Company Equity Plan, in each case except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries. Each RSU was duly authorized no later than the date on which the grant of such RSU was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly authorized committee thereof) and any required equityholder approval by the necessary number of votes or written consents. Neither the Company nor any of its Subsidiaries maintains or sponsors any incentive equity or equity-based plan or program other than the Company Equity Plan.
(c)True and complete copies of all form agreements (and any amendments thereto, if applicable) evidencing RSUs have been provided or made available to Acquiror, and all grants thereof have been made pursuant to terms and conditions that do not materially deviate from such form agreements. Each RSU may, in accordance with its terms and without the consent of the holder of the applicable RSU, be treated at the Effective Time as set forth in Section 2.7 above.
(d)There are no declared or accrued but unpaid dividends with respect to any issued and outstanding Equity Interests of the Company.
(e)The Closing Allocation Schedule will be accurate and complete in all respects as of the Effective Time.
Section 3.5Subsidiaries.
(a)Section 3.5 of the Disclosure Schedules sets forth a true, correct and complete list of each Subsidiary of the Company and, with respect to each such Subsidiary, (i) the number of issued and outstanding Equity Interests of each class or series of Equity Interests of such Subsidiary, (ii) the names of the record holders thereof, and (iii) the number and class or series of Equity Interests held by each such holder, in each case, as of the date hereof. Except as set forth on Section 3.5 of the Disclosure Schedules, as of immediately prior to the Closing, the Company will, directly or indirectly through one or more of its Subsidiaries, have good and valid title to all of the Equity Interests of each of its Subsidiaries, free and clear of any Encumbrances (other than restrictions under applicable securities Laws). All of the issued and outstanding Equity Interests of each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable (where such concepts exist under applicable Law). No issued and outstanding Equity Interest of any such Subsidiary was issued in violation of any preemptive or similar rights, the Organizational Documents of such Subsidiary, the Securities Act, applicable state “blue sky” laws or other applicable Laws, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 3.5 of the Disclosure Schedules, there are no outstanding or authorized, and no Subsidiary of the Company has issued, awarded or committed to issue or award any, obligations, options, warrants, convertible securities, unit appreciation rights, phantom equity, profit interests, equity units, restricted units, equity incentive or equity-linked awards or other rights, Contracts, arrangements or commitments of any kind relating to the Equity Interests of such Subsidiary or obligating such Subsidiary to issue or sell any Equity Interests of, or any other interest in, such Subsidiary. There are no outstanding contractual obligations of such Subsidiary to repurchase, redeem or otherwise acquire any of its Equity Interests or to provide funds to, or make any investment in, any other Person. None of the Equity Interests of any Subsidiary of the Company are subject to repurchase rights or forfeiture restrictions. Except as set forth on Section 3.5 of the Disclosure Schedules, there are no Contracts, arrangements or commitments in effect with respect to the voting or transfer of any of the Equity Interests of any Subsidiary of the Company (including voting trusts or proxies).
(b)Except as set forth on Section 3.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any Equity Interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any Equity Interest in, any Person.
Section 3.6Financial Statements.
(a)True, correct and complete copies of (i) the audited balance sheet of the Company and its Subsidiaries as at December 31, 2022, December 31, 2023 and December 31, 2024 and the related statement of income and cash flow of the Company and its Subsidiaries for the fiscal years then ended (the “Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company and its Subsidiaries as at March 31, 2025 (the “Balance Sheet”, and the date thereof, the “Balance Sheet Date”), and the related statements of income and cash flows of the Company and its Subsidiaries for the three-month period then ended (collectively referred to as the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), are set forth on Section 3.6(a) of the Disclosure Schedules.
(b)The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which, individually or in the aggregate, are material in amount or nature), and (iv) fairly present, in all material respects, the consolidated financial position and the results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which, individually or in the aggregate, are material in amount or nature).
(c)The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in the ordinary course of business consistent in all material respects with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects. Neither the Company, nor any of its Subsidiaries, nor any of their respective Service Providers has identified, nor does the Company otherwise have Knowledge of, any fraud (or any claim or allegation of fraud) that involves the Company’s management, the Company Board or other Service Providers who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.
Section 3.7No Undisclosed Liabilities. The Company and its Subsidiaries have no material Liabilities of any nature other than: (a) Liabilities specifically set forth and adequately reserved for on the face of the Financial Statements (and not in the notes thereto); (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of or default under any Contract, breach of warranty, tort, infringement or violation of applicable Law); or (c) Liabilities arising under this Agreement or in connection with the transactions contemplated hereby. Except as set forth in Section 3.7 of the Disclosure Schedules, any of the Company’s or its Subsidiaries’ Liabilities that arose before the effective date of the chapter 11 plan of reorganization for such Person in the Bankruptcy were discharged pursuant to such plan and Section 1141 of the United States Bankruptcy Code, except as expressly provided in such plan.
Section 3.8Accounts Receivable and Accounts Payable.
(a)Except as set forth in Section 3.8(a) of the Disclosure Schedules, all accounts receivable of the Company and its Subsidiaries (i) are reflected properly in the Financial Statements, and (ii) represent valid arm’s length obligations arising from sales actually made or services actually performed in the ordinary course of business, (iii) are not subject to any valid set-off or counterclaims and (iv) to the Knowledge of the Company, are fully collectible in the aggregate amount thereof. Such accounts receivable are current, not subject to any valid set-off or counterclaim, and fully collectible, net of the respective reserve set forth in the corresponding line items of the Financial Statements as of the dates thereof. No Person has any Encumbrance on any accounts receivable, notes receivable or other receivables of the Company and its Subsidiaries and, to the Knowledge of the Company, no request or agreement for deduction or discount has been made with respect to any accounts receivable, notes receivable or other receivables of the Company and its Subsidiaries.
(b)All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in ordinary course of business and no such account payable or note payable is materially delinquent in its payment. Since the Balance Sheet Date, the Company and its Subsidiaries have paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices. The Company has no account payable to any Related Person, nor is any such Related Person indebted to the Company.
Section 3.9Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects; (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) neither the Company nor its Subsidiaries have taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of the Acquiror under, Section 5.1(b).
Section 3.10Compliance with Law; Permits.
(a)Each of the Company and its Subsidiaries is, and has since January 1, 2021 been, in compliance in all material respects with all Laws applicable to it. Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2021, under investigation with respect to or threatened to be charged with or given notice of any violation of applicable Law. Neither the Company nor any of its Subsidiaries has received since January 1, 2021 any written notice from any Governmental Authority to the effect that the Company or any of its Subsidiaries is not in compliance, in any material respect, with any applicable Law. To the Knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of any applicable Law by the Company or any of its Subsidiaries.
(b)Each of the Company and its Subsidiaries is, and since January 1, 2021 has been, in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, accreditations, qualifications, designations, declarations, exemptions, memberships, notices or other authorizations of or with any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate its properties and to carry on their businesses (the “Permits”), except where the failure to have any such Permit would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance with each such Permit, except where the failure to be in compliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any such Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. Section 3.10 of the Disclosure Schedules sets forth (i) an accurate and complete list of all material Permits issued to the Company and its Subsidiaries, and (ii) an accurate and complete list of all material Permits for which the Company or any of its Subsidiaries has applied or has taken the steps necessary to secure or maintain or that the Company or any of its Subsidiaries otherwise intends to obtain. Each such Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.11Litigation.
(a)Except as (i) set forth on Section 3.11 of the Disclosure Schedule or (ii) has been fully discharged in the Bankruptcy, there is no, and since January 1, 2021 there has not been any, Action pending, or to the Knowledge of the Company, threatened by, against or involving the Company or any of its Subsidiaries or their respective properties or assets or any of their respective directors, officers or Service Providers (in their capacity as such) that would, if determined adversely to the Company or any of its Subsidiaries (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
(b)Except as has been fully discharged in the Bankruptcy, there is no, and since January 1, 2021 there has not been any, Order to which the Company or any of the Subsidiaries, or any of their respective properties or assets, is subject or which materially restricts the ability of the Company or any of its Subsidiaries to conduct its business as currently conducted. To the Knowledge of the Company, none of the directors, officers or Service Providers of the Company or any of its Subsidiaries is subject to any Order that prohibits such director, officer or Service Provider from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.
(c)Neither the Company nor any of the Subsidiaries has any Action pending against any other Person.
Section 3.12Employee Benefit Plans.
(a)Section 3.12(a) of the Disclosure Schedules sets forth a true, complete and correct list of each material Employee Plan and identifies the sponsor of each such Employee Plan and the jurisdiction in which such Employee Plan is maintained. For purposes of this Agreement, “Employee Plan” means (i) each employee benefit plan (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA; and (ii) each other compensation or benefit plan, program, agreements, policy, practice, commitment or arrangement, including any bonus, option, equity purchase, restricted equity, equity appreciation, deferred stock or other equity or equity-based award, incentive, deferred compensation, retiree medical or life insurance, pension, retirement, supplemental retirement, excess benefit, profit sharing, severance, retention, transaction, change in control or other similar plans, programs, agreements, policies, practices, commitments and any employment, individual consulting, service, termination, severance or other contracts or agreements, in any case, that is maintained, contributed to or sponsored by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party or has any Liability, other than any plan, program or arrangement sponsored by a Governmental Authority. No Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
(b)With respect to each Employee Plan, the Company has made available to the Acquiror true, complete and correct copies of the following, as applicable, including any amendments thereto: (i)  the current plan documents (or written descriptions of any unwritten Employee Plans), (ii) the most recent summary plan descriptions with any applicable summaries of material modifications thereto, (iii) the three (3) most recent annual reports on Form 5500 filed with any Governmental Authority, (iv) the most recent IRS determination or opinion letter and each currently pending application to the IRS for a determination letter with respect to any

Employee Plan that is intended to qualify under Section 401(a) of the Code, (v) the three (3) most recently prepared actuarial reports, financial statements, or trustee reports, (vi) all non-routine correspondence with the IRS, United States Department of Labor or other Governmental Authority within the preceding three (3) years, and (vii) all material, non-routine, written communications provided to any employees of the Company or any of its Subsidiaries since January 1, 2021 relating to any Employee Plan or any proposed Employee Plan. The Company and its Subsidiaries have no commitment to adopt or enter into any new Employee Plan or to materially amend or terminate any existing Employee Plan.
(c)Except as set forth on Section 3.12(c) of the Disclosure Schedules, each Employee Plan has been maintained, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code and each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and applicable Law and is not in any material respect in default under or in violation of any Employee Plan and no Action or claim (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan. The Company, its Subsidiaries and each ERISA Affiliate is in compliance in all material respects with (i) the applicable requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and, in each case, no circumstance exists and no event has occurred which would reasonably be expected to result in a material violation of, or material penalty or Liability under, any of the foregoing.
(d)Except as set forth on Section 3.12(d) of the Disclosure Schedules, with respect to each Employee Plan, except as would not result in any material liability for the Company and its Subsidiaries, taken as a whole, (i) no breaches of fiduciary duty or prohibited transactions (under Section 4975 of the Code or Section 406 of ERISA) have occurred; (ii) no lien has been imposed, and none could reasonably be expected to be imposed, under the Code, ERISA or any other applicable Law, and (iii) no Company or Subsidiary thereof has any Liability with respect to a Tax under Chapter 43 of the Code.
(e)Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective determination letter from the IRS or it entitled to rely on an opinion or advisory letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.
(f)Section 3.12(f) of the Disclosure Schedules sets forth each “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any Subsidiary contributes or is required to contribute (each, a “Company Multiemployer Plan”). No Employee Plan is, and neither the Company nor any Subsidiary maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent Liability or obligation, including on account of ERISA Affiliate, under or with respect to (i) other than a Company Multiemployer Plan, any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Section 412 or 430 of the Code or Title IV or Section 302 of ERISA, (ii) other than a Company Multiemployer Plan, any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413 of the Code, (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (v) any plan, program, or arrangement that provides (or could be required to provide) for post-retirement, post-employment or post-termination medical, life insurance, or other welfare-type benefits (except as required by Section 4980B of the Code or other applicable Law) or (vi) is a “voluntary employees’ benefit association” under Section 501(c)(9) of the Code.
(g)With respect to the Company Multiemployer Plan; (i) no withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Company Multiemployer Plan) has been incurred by or, to the Knowledge of the Company, threatened against the Company or any of its ERISA Affiliates either (A) within the past six (6) years or (B) to the extent the Company or any of its ERISA Affiliates has any Liability at any other time; (ii) no event has occurred or is reasonably expected to occur (including the expected closing of the Riverdale, Illinois facility) that could result in the incurrence by the Company, Acquiror or any of their respective Affiliates of any Liability with respect to the complete withdrawal, or partial withdrawal or, to the Knowledge of the Company, mass withdrawal from or termination of any Company Multiemployer Plan; (iii) neither the Company nor any of its ERISA Affiliates has received notice that any Company Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination); (iv) all contributions (including installments) required to be made by the Company or any of its ERISA Affiliates have been timely made in all material respects; (v) no Company Multiemployer Plan has been or, to the Knowledge of the Company, is expected to become insolvent (within the meaning of Section 4245 of ERISA) or is in “at risk,” (within the meaning of Section 303 of ERISA), “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to reasonably be expected to result in increase in contributions or other Liability to the Company; (vi) no Action against the Company or any of its ERISA Affiliates by or related to any such Company Multiemployer Plan is (or in the past six (6) years has been) pending or, to the Knowledge of the Company, threatened; and (vii) none of the Company or its ERISA Affiliates has engaged in any transaction described in Sections 4212(c) of ERISA.
(h)Except as set forth on Section 3.12(h) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event, whether contingent or otherwise) will result in any payment (whether in cash, property or the vesting of property), or an increase in the amount, of compensation or benefits, acceleration of the funding or vesting of or timing of payment of any compensation or benefits payable to, or any loan forgiveness to or in respect of, any current or former employee, officer, direct or other individual service provider under any Employee Plan or otherwise.

(i)Except as set forth on Section 3.12(i) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event, whether contingent or otherwise) will result in any payment or benefit constituting of an “excess parachute payments” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries have any obligation to gross up or indemnify any Person for any Tax incurred, including with respect to any Tax-related payments or penalties pursuant to Section 409A or 4999 of the Code.
(j)No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider as a result of the operation of, or by reason of a violation of, Section 409A of the Code. No amounts paid or payable by the Company or any of its Subsidiaries to or for the benefit of any current or former Service Provider have been or are reasonably expected to be subject to any Tax or penalty imposed under Section 457A of the Code.
(k)With respect to each Non-U.S. Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Company or any of its Subsidiaries: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial tax or other status), such Non-U.S. Benefit Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the Knowledge of Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; and (ii) if intended to be funded and/or book reserved, such Non-U.S. Benefit Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. No Non-U.S. Benefit Plan is a defined benefit plan or similar arrangement. No Non-U.S. Benefit Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Balance Sheet.
Section 3.13Labor and Employment Matters.
(a)Except as set forth on Section 3.13(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, subject to or bound by any labor or collective bargaining contract, labor contract, or other labor-related agreement or legally binding commitment with any union, works council, employee association or similar organization (each a “Labor Agreement”) that pertains to employees of the Company or any of its Subsidiaries, nor is the Company or any Subsidiary negotiating or under any obligation to negotiate a Labor Agreement with respect to any employee. Since January 1, 2021: (i) to the Company’s Knowledge, no union, works council, employee association, or other labor organization organizing or decertification activities are underway, threatened, or have occurred with respect to the Company or its Subsidiaries, and (ii) no strike, concerted slowdown, work stoppage, lockout, or other material labor dispute or disruption is underway or, to the Company’s Knowledge, threatened, against or involving the Company and its Subsidiaries, and no such dispute or disruption has occurred.

(b)Except as set forth on Section 3.13(b) of the Disclosure Schedules, the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all Laws relating to labor and employment, including but not limited to provisions thereof relating to employment and labor standards, hiring, wages (including the calculation and payment of national minimum wage and national living wage), overtime, meal breaks, hours, equal opportunity, collective bargaining, labor relations, affirmative action, workers’ compensation, workplace safety, occupational health and safety, pay equity, employment or unemployment insurance, immigration, eligibility or authorization to work in any jurisdiction, layoffs, sick time, paid time off (including the calculation of holiday pay), employee leave (including family and medical leave and other leaves of absence), employee and independent contractor classification, classification of employees as exempt or non-exempt (or overtime eligible or ineligible) under applicable wage and hour Laws, privacy, record retention, disability, employee benefits, retaliation, whistleblowing, human rights, civil rights, discipline, termination of employment, discrimination, harassment (including sexual harassment), the withholding or payment of payroll taxes, unemployment taxes or other employment-related taxes, or any other matters respecting terms and conditions of employment of current, former, or prospective employees or applicants for employment or other labor or employment-related practices (collectively, “Employment Laws”).
(c)Except as set forth on Section 3.13(c) of the Disclosure Schedules, there are no, and since January 1, 2021, there have been no, Actions against the Company or any of its Subsidiaries pending, threatened in writing, or, to the Knowledge of the Company, threatened orally relating to any Employment Law or other labor or employment matters (including, for the avoidance of doubt, any unfair labor practice charge against the Company and its Subsidiaries pending threatened in writing, or to the Knowledge of the Company, threatened orally, by or before the U.S. National Labor Relations Board or other Governmental Authority).
(d)Since January 1, 2021, (i) no allegations of sexual harassment have been made against any officer or other key employee of the Company or its Subsidiaries in their capacities as such, and (ii) neither the Company nor any Subsidiary has been party to a settlement agreement with a current or former officer, employee, or independent contractor of the Company or any Subsidiary that involves allegations relating to sexual harassment by any current or former employee of the Company or any Subsidiary. To the Company’s Knowledge, no allegations of discrimination, sexual harassment, discriminatory harassment, sexual misconduct or retaliation made by or against any current or former employee, officer, director or independent contractor of the Company or any Subsidiary since January 1, 2021 that, if known to the public, would bring the Company or any Subsidiary in material disrepute.
(e)Neither the Company nor any Subsidiary is delinquent in any material respect in payment to any of its current or former directors, officers, employees or independent contractors or other non-employee service providers for any wages, fees, salaries, commissions, bonuses or other compensation for service performed by them. All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation pay, sick days, benefits or other similar amounts under applicable Laws and contracts (whether written or oral) have either been accurately accrued and paid or are accurately reflected in the books and records of the Company and its Subsidiaries.
(f)Section 3.13(f) of the Disclosure Schedules sets forth a true and correct list of all employees of the Company and its Subsidiaries as of the date of this Agreement and (i) their position or job title, (ii) their employing entity, (iii) whether paid on an hourly, salary or other basis, (iv) their base annual salary, base hourly rate or other base pay rate, (v) their primary work location (city, state or province, and country), (vi) whether classified as exempt or non-exempt (or overtime eligible or ineligible) under applicable wage and hour Laws, (vii) whether full-time or part-time, (viii) their hire date, (ix) whether eligible for any bonuses, commissions or other variable compensation, (x) active or inactive status (including reason for leave of absence and return to work date, if known), and (xi) work authorization (including work permit, visa or similar authorization, if applicable). All employees in the United States are employed “at will” and are at least 18 years of age.
(g)Section 3.13(g) provides a complete and accurate list of all individuals or sole proprietors engaged on an independent contractor basis by the Company and its Subsidiaries, and (i) a description of the services they provide, (ii) the entity that engages them, (iii) a description of their compensation terms, (iv) their primary work location (city, state or province, and country), (v) the approximate average number of hours they provide services for each month, (vi) their first date of engagement, and (vii) whether they are subject to a written agreement with the Company or any Subsidiary. No Person has ever disputed the classification of any independent contractor or consultant engaged by the Company and its Subsidiaries, and neither the Company nor any Subsidiary ever received any written notice from any Person or Governmental Authority disputing the classification of any independent contractor or consultant.
(h)Since January 1, 2021, neither the Company nor any Subsidiary has implemented or effectuated any “plant closing,” or “mass layoff” (in each case, as defined in the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended or any other similar applicable Law (each a “WARN Act”)) or any other action that triggered notice obligations under an applicable WARN Act. No employee of the Company or any Subsidiary is involuntarily on a furlough or layoff or is working hours that have been involuntarily reduced by fifty percent (50%) or more.
Section 3.14Insurance. Schedule 3.14 of the Disclosure Schedules sets forth a true and complete list of all insurance policies in force with respect to the Company and its Subsidiaries or covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies, copies of which have been made available to the Acquiror. The Company and the Subsidiaries maintain insurance of the type and in the amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and its Subsidiaries in all material respects, and maintain all workers’ compensation insurance and errors and omissions, casualty, fire, general liability and other insurance required by applicable Law or Contract. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds, or with respect to which the insurer has reserved its rights. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. None of the Company nor any Subsidiary of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan. Neither the Company nor any of its Subsidiaries has in force any fidelity bonds with respect to the Company and its Subsidiaries or covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries.
Section 3.15Real Property.
(a)Section 3.15(a) of the Disclosure Schedules lists (i) the true, correct and complete street address of each parcel of Owned Real Property and (ii) the identity of the owner of each parcel thereof. The Company or its Subsidiaries have good and marketable fee simple title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(b)Section 3.15(b) of the Disclosure Schedules lists (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee, licensor, sublessee, sublessor, sublicensee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the date and term of the lease, license, sublease or other occupancy right thereunder, and (iv) with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder. The Company and its Subsidiaries have a good and valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company and each Subsidiary has delivered to Acquiror true, complete and correct copies of all lease, sublease, license, sublicense or occupancy Contracts in respect of Real Property to which the Company or any of its Subsidiaries is a party (together with modifications, amendments, or guarantees related thereto, collectively, the “Lease Documents”). All such Lease Documents are valid, binding and enforceable by the Company or its applicable Subsidiary against each other party thereto in accordance with their respective terms, and there is not, under any of such Lease Documents, any existing default or event of default (or event which with notice or lapse of time would constitute a default) by the Company or its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Document, which has not been fully remedied and/or withdrawn. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not affect the enforceability against any Person of any such Lease Document or the rights of the Company or the Surviving Company or its Subsidiaries to the continued use and possession of the Leased Real Property for the conduct of the Company’s and its Subsidiaries’ business as currently conducted. There are no other Persons occupying, or with a right to occupy, the Leased Real Property. The Company or its applicable Subsidiary has performed in all material respects all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect, and has no continuing liability with respect to such terminated agreements. With respect to any Leased Real Property that was assigned or subleased to the Company or its Subsidiaries by a third party, all necessary consents to such assignments or subleases have been obtained.
(c)Other than as set forth in Section 3.15(a) and Section 3.15(b), neither the Company nor any Subsidiary owns, leases, subleases, licenses, sublicenses or otherwise uses or occupies any other real property that is used in the operation of the business of the Company and its Subsidiaries. The Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business and operations of the Company and its Subsidiaries.
(d)No Action is pending, nor, to the Knowledge of the Company threatened by any Governmental Authority or other Person to (i) take all or any portion of the Real Property, or any interest therein, to be sold, (ii) condemn, expropriate or otherwise take all or any portion of the Real Property, or any interest therein, with or without payment of compensation therefor, or (iii) modify the zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities applicable to the Real Property, or the current use thereof. The Company and its Subsidiaries have not received any written notice which has not been resolved (A) alleging non-compliance with or violation of any applicable building, zoning, land use or other similar Laws with respect to the Real Property, (B) alleging non-compliance with or violation of any non-conforming uses, zoning or building code variances or any other use restrictions with respect to any Real Property, (C) regarding any pending or contemplated rezoning proceeding affecting the Real Property, or (D) regarding any pending or contemplated proceedings or public improvements which could or might result in the levy of any material special tax or assessment against the Real Property.
(e)Section 3.15(e) of the Disclosure Schedules lists (i) the true, correct and complete street address of the Improvements owned by the Company or its Subsidiaries (ii) the identity of the owner of each Improvement and (iii) a true, correct and complete description of each Improvement. The Improvements are in good condition and repair (ordinary wear and tear excepted) and sufficient in all material respects for the operation of the Company’s and its Subsidiaries’ business. To the Knowledge of the Company, there are no material structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Company’s or its Subsidiaries’ business.

Section 3.16Properties.
(a)The Company and its Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased personal, tangible or intangible property and assets, has valid leasehold interests in, all material personal, tangible or intangible property and assets used or leased for use by the Company or any of its Subsidiaries in connection with the conduct of its business. None of such personal, tangible or intangible property or assets is subject to any Encumbrance, except for Permitted Encumbrances.
(b)There are no developments affecting any such personal, tangible or intangible property or assets pending or, to the Knowledge of the Company, threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such personal, tangible or intangible property or assets. All leases of personal property are in good standing and, are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default by the Company or its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto.
(c)The equipment owned or leased by the Company and its Subsidiaries is in good operating condition and repair, has been regularly and properly maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of such equipment, ordinary wear and tear excepted) and is adequate and suitable for its present uses in all material respects. None of the equipment set forth on Annex 5.1(b) to the Disclosure Schedule is required, or held for use or intended to be used, to perform services in respect of any prospective customers with whom the Company or any of its Subsidiaries are in discussions or negotiations as of the date of this Agreement.
(d)The personal, tangible or intangible property and assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and are adequate to conduct such business as currently conducted in all material respects.
(e)Nothing in this Section 3.16 shall be construed to apply to Intellectual Property, which is the subject of Section 3.17 below.
Section 3.17Intellectual Property.
(a)Section 3.17(a) of the Disclosure Schedules sets forth a true and complete list of (i) all issued patents and patent applications, (ii) registered trademarks or service marks and applications to register any trademarks or service marks, (iii) registered copyrights and applications for registration of copyrights, and (iv) Internet domain names, in each case owned by the Company or any of its Subsidiaries (“Registered Intellectual Property”). The Registered Intellectual Property is subsisting, valid and, to the Knowledge of the Company, enforceable. Section 3.17(a)(v) of the Disclosure Schedules sets forth a list of all material algorithms and software included in the Company Intellectual Property.

(b)The Company or one of its Subsidiaries exclusively owns, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest in and to the Company Intellectual Property. The Company or one of its Subsidiaries owns, or has a license, or otherwise possesses valid rights to use, all Intellectual Property material to the conduct of the business of the Company and its Subsidiaries as it is now being conducted. There are no pending or threatened Actions challenging the ownership, scope, validity, use or enforceability of any Company Intellectual Property.
(c)Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the conduct of the business of the Company and its Subsidiaries as it is now being conducted, and as it has been conducted since January 1, 2021, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person, and neither the Company nor any of its Subsidiaries has received any written notice, since January 1, 2021, from any Person alleging any of the foregoing.
(d)To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.
(e)The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of the trade secrets and material confidential information owned or held by them, and since January 1, 2021 there has been no, material unauthorized access to or use or disclosure of any such trade secrets or material confidential information. Each Person who has participated in the development of material Intellectual Property on behalf of the Company or any of its Subsidiaries has entered into a written and enforceable proprietary rights agreement with the Company or such Subsidiary assigning ownership of such Intellectual Property to the Company or such Subsidiary, except where such ownership is vested in the Company or such Subsidiary by operation of Law.
(f)The IT Systems used or held for use by the Company and its Subsidiaries operate in all material respects in accordance with their functional specifications and have not materially malfunctioned or failed since January 1, 2021. The Company and its Subsidiaries have implemented and maintained commercially reasonable technical, physical, and organizational measures to protect the confidentiality, integrity and security of the IT Systems used by them against any corruption, or unauthorized access or use.
(g)The Company and its Subsidiaries comply, and have since January 1, 2021, complied, in all material respects with all applicable (i) Privacy Laws, (ii) published policies, notices and statements of the Company related to the privacy, security or Processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to the privacy, security or Processing of Personal Information (collectively, the “Privacy Requirements”). The Company and its Subsidiaries have delivered or made available to the Acquiror true, complete and correct copies of all current Privacy Policies and all such Privacy Policies are accurate and complete, and not misleading or deceptive, in all material respects. Except as would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not conflict with or result in a violation or breach of any

Privacy Requirements or require the consent of or provision of notice to any Person concerning such Person’s Personal Information.
(h)Since January 1, 2021, the Company and its Subsidiaries have implemented, maintained and complied with reasonable and appropriate technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, designed to (i) protect Personal Information Processed by or on behalf of the Company and its Subsidiaries against Security Incidents, and (ii) identify and address internal and external risks to the privacy and security of Personal Information Processed by or on behalf of the Company and its Subsidiaries. Since January 1, 2021, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party that has Processed Personal Information on behalf of the Company or any of its Subsidiaries, has experienced any material Security Incidents.
Section 3.18Taxes.
(a)Except as set forth on Section 3.18(a) of the Disclosure Schedules, all income and other material Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been duly and accurately prepared in all material respects. All material Taxes due and payable by the Company and its Subsidiaries (whether or not shown to be payable on such Tax Returns) have been paid or will be timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn, in each case, with no further Liability to the Company or any of its Subsidiaries. There are no Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances).
(b)The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Balance Sheet, exceed the accruals or reserves for Tax liabilities (excluding any accrual or reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than any notes thereto). Since date of the Balance Sheet, none of the Company or any of its Subsidiaries have incurred any material Tax Liability outside the ordinary course of business.
(c)Except for agreements or arrangements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes, neither the Company nor its Subsidiaries is a party to any Tax allocation or Tax sharing agreement.
(d)Within the last two (2) years, neither the Company nor its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code or been governed in whole or part under Section 361 of the Code.
(e)Neither the Company nor its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code, the terms of which would apply to the computation of Tax Liability for any taxable period of the Company or its Subsidiaries beginning after the Closing Date.
(f)Except as set forth on Section 3.18(f) of the Disclosure Schedules, neither the Company nor its Subsidiaries has participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2) or any similar transaction requiring disclosure under analogous non-U.S. Tax Law.
(g)Except as set forth on Section 3.18(g) of the Disclosure Schedules, neither the Company nor its Subsidiaries has received a written notice from any Governmental Authority that the Company is required to pay Taxes or file Tax Returns of a certain type in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns or pay Taxes of such type.
(h)Except as set forth on Section 3.18(h) of the Disclosure Schedules, no Action is in progress, pending, or to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of or with respect to, the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection, or other imposition of any material Tax, in each case, that has not expired.
(i)Except as set forth on Section 3.18(i) of the Disclosure Schedules, the Company and its Subsidiaries have timely and properly withheld or collected and paid over to the appropriate Governmental Authority (i) all required material amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all material amounts of sales, use, ad valorem, and value added Taxes. The Company and its Subsidiaries have received and retained any appropriate Tax exemption certificates or other documentation for all sales made or services provided with respect to which no sales, use, ad valorem or valued added Taxes were collected by the Company and its Subsidiaries.
(j)None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) any transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or advance payments paid or received on or prior to the Closing Date or any deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) any agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; (vi) adjustment pursuant to Section 481 of the Code on or prior to the Closing; (vii) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) occurring or arising with respect to any transaction on or prior to the Closing Date; (viii) as a result of having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8; or (ix) pursuant to Section 965 of the Code. None of the Company or any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(k)None Company or any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined, unitary or other similar group for Tax purposes (other than any such group the common parent of which is the Company of any of its Subsidiaries) or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise (other than pursuant to a commercial agreement entered into in the ordinary course of business not primarily related to Taxes).
(l)None of the Company or any of its Subsidiaries conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), operates or conducts business through any branch, or is otherwise subject to taxation in any country other than the country of its formation.
(m)None of the Company or any of its Subsidiaries is subject to any private letter ruling, technical advice memorandum or other similar ruling relating to Taxes issued by any Governmental Authority.
(n)The Company is, and has been at all times since its formation, properly classified as an association taxable as a corporation for U.S. federal income tax purposes, and no election has ever been made with the respect to the Company to classify it otherwise.
(o)The Company and its Subsidiaries have complied in all material respects with applicable Laws relating to transfer pricing, including with respect to any documentation requirements relating to transfer pricing.
(p)None of the Company, its Subsidiaries or any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(q)None of the Company or any of its Subsidiaries has participated in and is participating in an international boycott within the meaning of Section 999 of the Code.
(r)No Subsidiary of the Company (i) is or has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code or (ii) was created or organized in the United States such that it would be taxable in the United States as a domestic entity pursuant to Treasury Regulation Section 301.7701-5(a).

Section 3.19Environmental Matters.
(a)Except as set forth on Section 3.19(a) of the Disclosure Schedules, the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all applicable Environmental Laws and have obtained and are, and since January 1, 2021 have been, in compliance in all material respects with all Environmental Permits.
(b)Except as set forth on Section 3.19(b) of the Disclosure Schedules, there are, and since January 1, 2021 have been, no Actions under or otherwise relating to any Environmental Law or Environmental Permit pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that, if adversely determined, could reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries.
(c)Neither the Company nor any of its Subsidiaries has assumed by Contract or, to the Knowledge of the Company, by operation of Law, any material Liability of any other Person arising under any Environmental Law, or contractually indemnified any Person for any material Liability arising under any Environmental Law.
(d)Except as set forth on Section 3.19(d) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is, nor since January 1, 2021 has been, subject to any material order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, award or similar direction entered by or with any Governmental Authority or arbitrator under or otherwise relating to any Environmental Law.
(e)Except as set forth on Section 3.19(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has (i) generated, manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Materials, (ii) owned, leased, or operated any property or facility contaminated by Hazardous Materials, or (iii) owned, leased or operated any property or facility from which Hazardous Materials have migrated, in each case, in a manner that has resulted or could reasonably be expected to result in a material violation of any Environmental Law or Environmental Permit or a material Liability arising under any Environmental Law.
(f)The Company has made available to Acquiror copies of all material environmental audits, assessments, reports, Environmental Permits and applications or filings for the same, and other environmental documents, relating to the businesses, operations, assets and properties of the Company and its Subsidiaries, in each case, that are in the Company’s possession.
(g)For purposes of this Agreement:
(i)“Environmental Laws” means any Laws of any Governmental Authority relating to (A) pollution or protection of the environment or natural resources; (B) Releases of Hazardous Materials; (C) protection of public or employee health or safety related to Hazardous Materials; or (D) the manufacture, production, generation, labeling, registration, handling, transportation, use, treatment, storage, or disposal of Hazardous Materials; including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Safe Drinking Water Act, the Toxic Substances Control Act, together with any amendments or reauthorization thereto or thereof, and all Permits issued or required under any applicable Environmental Laws.
(ii)“Environmental Permits” means any Permits, issued under any Environmental Law.
(iii)“Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, radon, asbestos, lead-based paint, urea formaldehyde, 1,4-dioxane, polychlorinated biphenyls, toxic mold, or per- and polyfluoroalkyl substances; (B) materials, substances, wastes, chemicals, compounds, mixtures, products or byproducts that are defined, characterized, or regulated as, or included in the definition of, “hazardous substances,” “hazardous materials,” “hazardous wastes”, “extremely hazardous wastes,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar regulatory meaning and effect under any applicable Environmental Law, or (C) any other chemical, material or substance that is regulated or for which Liability or standards of conduct are imposed under any Environmental Laws due to its dangerous or deleterious properties.
(iv)“Release” or “Released” means any actual or threatened release, abandonment, depositing, discharging, dispersing, disposing, dumping, emitting, emptying, escaping, injecting, leaching, leaking, pumping, pouring, spilling, or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
Section 3.20Material Contracts.
(a)Section 3.20(a) of the Disclosure Schedules lists each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (a Contract responsive to any of the following categories of this Section 3.20(a) being “Material Contracts”):
(i)any Lease Document or other Contract with respect to the Real Property;
(ii)any lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts (including any real property lease) affecting the ownership of, leasing of, title to, use of, or any leasehold interest in personal property involving property having a value in excess of $150,000 per year;
(iii)any Contract with a Customer;
(iv)any Contract with a Top Supplier;

(v)any Contract that provides for payment or receipt by the Company or any of its Subsidiaries of more than $150,000 per year;
(vi)any Contract imposing any restriction on the Company’s or any of its Subsidiaries or current Affiliates’ right or ability (A) to engage or compete or otherwise operate in any line of business or market or with any Person or in any area (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to solicit or hire for employment or the provision of services any Person;
(vii)any Contract (A) granting a right of first refusal, right of first negotiation, right of exclusivity or similar rights by the Company or its Subsidiaries to any Person, or (B) providing for “most favored nation” or similar terms, including such terms for pricing, granted by the Company or its Subsidiaries to any Person or by any Person to the Company or its Subsidiaries;
(viii)any Contract relating to Indebtedness in excess of $150,000 (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing), including the creation of any Encumbrance with respect to any asset of the Company or its Subsidiaries;
(ix)material joint venture, partnership or similar agreements or arrangements, including any Contract providing for the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing or distribution;
(x)any (A) license agreements relating to the use by the Company or any of its Subsidiaries of any material third party Intellectual Property other than licenses to commercially available, off-the-shelf software with one-time or annual aggregate fees or royalties of $150,000 or less and (B) license agreements relating to the use by any Person of any material Company Intellectual Property other than non-exclusive licenses granted to customers in the ordinary course of business;
(xi)any Contract that relates to the disposition or acquisition of material assets or properties (other than sales of assets and properties to customers in the ordinary course of business) by the Company or any of its Subsidiaries, or any merger or business combination with respect to the Company or any of its Subsidiaries (other than this Agreement or the Ancillary Agreements);
(xii)any Contract with any Service Provider that (A) provides for target annual cash compensation at or above $150,000 per year; (B) provides for any payments, compensation or benefits in any form that are or may become payable in connection with the execution of this Agreement or the transactions contemplated hereby; and/or (C) provides for any severance, termination or notice payments or benefits upon a termination of the applicable Service Provider’s employment or other service (other than pursuant to applicable Law);

(xiii)any Labor Agreement or assent or assumption or similar agreement agreeing to be subject to or bound by any Labor Agreement;
(xiv)any Contract relating to the acquisition, issuance or transfer of any Equity Interests of the Company or any of its Subsidiaries (excluding award agreements for Equity Interests issued under the Company Equity Plan and exercise agreements on the Company’s standard form) with material unperformed or continuing obligations by any party thereto;
(xv)any Contract relating to the voting, or any other rights and obligations of a holder, of any Equity Interests of the Company or any of its Subsidiaries;
(xvi)any Contract relating to the settlement of any Action (A) requiring payment of an amount in excess of $150,000 or (B) under which the Company or any of its Subsidiaries has any continuing payment obligations in excess or $150,000 or other material continuing obligations; and
(xvii)indemnification contracts with managers, officers or directors of the Company or any of its Subsidiaries.
(b)The Company has delivered to the Acquiror accurate and complete copies of all written Material Contracts, including all amendments thereto.
(c)Except as set forth on Section 3.20(c) of the Disclosure Schedules, each Material Contract is valid and binding in all material respects on the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. The Company or its Subsidiary, as the case may be, (i) has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (ii) is not, and, to the Knowledge of the Company, no other party thereto is, in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract, and (iii) neither the Company nor its Subsidiary, as the case may be, has received any written notice or, to the Knowledge of the Company, oral notice regarding violation or breach of, or default under, or the cancellation of termination of any Material Contract and, to the Knowledge of the Company, no other party currently contemplates any termination, material amendment or material change to any Material Contract. No Person is renegotiating, or has asserted an intention in writing, or to the Knowledge of the Company, orally, to renegotiate, pursuant to the terms of any Material Contract, any amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract.

Section 3.21Brokers. Except for Moelis & Company, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid prior to or at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
Section 3.22International Trade Laws.
(a)The Company and its Subsidiaries are and for the past five (5) years have been in material compliance with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate International Trade Laws. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of their respective directors, executives, employees, representatives or agents acting on behalf of the Company or its Subsidiaries, during the past five (5) years: (i) is a Sanctioned Person; or (ii) has unlawfully conducted any business or engaged in any transaction involving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or unlawfully dealt in any property or interests in property of any Sanctioned Person.
(b)To the knowledge of the Company, during the past five (5) years, no Action or notice has been filed or commenced against the Company or its Subsidiaries alleging any failure to comply with any International Trade Laws.
Section 3.23Anti-Corruption Laws.
(a)In the past five (5) years, the Company and its Subsidiaries have complied in all material respects with all applicable Anti-Corruption Laws.
(b)In the past five (5) years, neither the Company, nor its Subsidiaries, nor, to the Knowledge of the Company, any Person acting on its or their behalf, respectively, has offered, given, authorized, or promised, anything of value, directly or indirectly, to any Person, including to any Public Official, for the purpose of (i) improperly influencing any official act or decision of such Person; (ii) inducing such Person to do or omit to do any act in violation of a lawful duty; or (iii) securing any improper benefit or favor for the Company, its Subsidiaries or in connection with this Agreement.
(c)The Company and its Subsidiaries have not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental entity or agency (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law. Neither the Company, nor its Subsidiaries, nor, to the Company’s Knowledge, any Person acting on its behalf, has received any notice, request, or citation for any actual or potential non-compliance with any of the foregoing of this Section 3.23.
Section 3.24Affiliate Transactions. No Related Person other than in its capacity as a director, officer or employee of the Company, (a) has entered into any Contract involving the

Company or its Subsidiaries that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Company or its Subsidiaries or otherwise related to the business of the Company and its Subsidiaries, (c) is engaged, directly or indirectly, in any business that competes with the business of the Company and its Subsidiaries, (d) has any claim or right against the Company or its Subsidiaries (other than rights to receive compensation for services performed as a director, officer or employee of the Company and its Subsidiaries and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (e) owes any money to the Company and its Subsidiaries or is owned money from the Company and its Subsidiaries (other than amounts owed for compensation or reimbursement pursuant to clause (d) above) or (f) provides services to the Company and its Subsidiaries (other than services performed as a director, officer or employee of the Company and its Subsidiaries) or is dependent on services or resources provided by the Company. In addition, to the Knowledge of the Company, no Related Person has an interest in any Person that competes with the business of the Company and its Subsidiaries in any market presently served by the Company and its Subsidiaries (except for ownership of less than one percent (1%) of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).
Section 3.25Customers and Suppliers.
(a)Section 3.25(a) of the Disclosure Schedules sets forth a complete and correct list of the top customers of the Company and its Subsidiaries who contributed, individually, (i) revenue equal to or in excess of $1,000,000 for the fiscal year ended December 31, 2024 and (ii) revenue equal to or in excess of $250,000 for the three months ended March 31, 2025 (collectively, the “Customers” ).
(b)Section 3.25(b) of the Disclosure Schedules sets forth a complete and correct list of the top twenty (20) suppliers, vendors, service providers and other similar business relations of the Company and its Subsidiaries by dollar amount of spend for each of (i) the fiscal year ended December 31, 2024 and (ii) the three months ended March 31, 2025 (collectively, the “Top Suppliers”).
(c)Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication in writing or otherwise (i) that any of the Customers or Top Suppliers intends to terminate or adversely modify their arrangements with the Company and its Subsidiaries, or intends to reduce the volume of business transacted, or (ii) of any material price increases in any of the Company’s and its Subsidiaries’ inputs or material price or volume decreases in any of the Company’s and its Subsidiaries’ outputs. Since the Balance Sheet Date, there has not been any termination of, or material modification, material amendment or material change to, any business relationship maintained by the Company and its Subsidiaries with any Customers or Top Suppliers. Except as set forth on Section 3.25(c) of the Disclosure Schedules, neither the Company nor any Subsidiaries has any outstanding material disputes with any Customer or Top Supplier.
Section 3.26Books and Records. The minute books of the Company and its Subsidiaries contain materially complete and accurate records of all meetings held, and corporate actions taken, by the members of the Company, the Company Board and any committees of the Company Board. The Company and its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records (including for the avoidance of doubt, Tax Returns and any other information and documents relating to Tax matters) and related work papers and other books and records of the Company and its Subsidiaries (collectively, the “Books and Records”) that are complete and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any material amount of corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company and its Subsidiaries will be in the possession of the Company.
Section 3.27Bank Accounts. Section 3.27 of the Disclosure Schedules sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains any deposit or checking account, and the names of all persons authorized to draw thereon or make withdrawals therefrom.
Section 3.28Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article III, the Ancillary Agreements and any certificate delivered pursuant to the terms hereof and the Company hereby disclaims any such other representations or warranties.
Article IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND SUB
The Acquiror and Sub hereby represent and warrant to the Company as follows:
Section 4.1Organization and Qualification. Each of the Acquiror and Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2Authority. Each of the Acquiror and Sub has the corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Acquiror and Sub of this Agreement and each Ancillary Agreement to which it is, or at the Closing will be, a party and the consummation by the Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Acquiror and the sole member of Sub. No other corporate proceedings on the part of the Acquiror or Sub are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement has been, or at the Closing will be, duly executed and delivered by the Acquiror and Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligations of the Acquiror and Sub, as applicable, enforceable against the Acquiror and Sub, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3No Conflict; Required Filings and Consents.
(a)The execution, delivery and performance by each of the Acquiror and Sub of this Agreement and any Ancillary Agreement to which the Acquiror or Sub is, or at Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)conflict with or violate the certificate of incorporation or bylaws (or similar constitutional documents) of the Acquiror or Sub;
(ii)conflict with or violate any Law applicable to the Acquiror or Sub or by which any property or asset of the Acquiror or Sub is bound or affected; or
(iii)conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Acquiror or Sub is a party;
except, in the case of clauses (ii), or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have an Acquiror Material Adverse Effect.
(b)Neither the Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Sub of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the HSR Act, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, or (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have an Acquiror Material Adverse Effect.
Section 4.4No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.5Financing. The Acquiror has sufficient funds or available lines of credit to permit the Acquiror or Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, and to pay all related fees and expenses. The Acquiror has provided the Company with accurate and complete copies of all applicable materials satisfactory to the Company evidencing the Acquiror’s possession of sufficient funds and/or available lines of credit for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the Acquiror and Sub acknowledge and agree that their obligations to effect the Merger are not contingent on the ability to obtain any third party financing.
Section 4.6Brokers. Except for Evercore Group LLC, the fees, commissions and expenses of which will be paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Sub.
Section 4.7Solvency. Assuming (i) the accuracy of the representations and warranties set forth in Article III (without giving effect to any limitation or qualification as to “materiality” (including the word “material” or “Material Adverse Effect” set forth therein)), and (ii) that the Company and its Subsidiaries are solvent immediately prior to Closing, then as of immediately after consummation of the transactions contemplated hereby, the Acquiror, the Surviving Company and its Subsidiaries, taken as a whole, will not (a) be left with an unreasonably small amount of capital with which to conduct its business, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have debts, taken as a whole, that, as such debts become absolute and matured, exceed the present fair saleable value of the assets of the Acquiror, the Surviving Company and its Subsidiaries, taken as a whole.
Section 4.8Acquiror’s Investigation and Reliance. The Acquiror is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Acquiror together with expert advisors, including legal counsel, that it has engaged for such purpose. The Acquiror and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby. Neither the Company, its Subsidiaries nor any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company or its Subsidiaries contained herein or made available in connection with the Acquiror’s investigation of the Company, except as expressly set forth in Article III and any certificate delivered pursuant to the terms hereof, and the Company, its Subsidiaries and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom and any other express or implied representations or warranties with respect to the Company and its Subsidiaries. The Acquiror has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Affiliates or Representatives, except as expressly set forth in

Article III and any certificate delivered pursuant to the terms hereof. Neither the Company, its Subsidiaries nor any of their respective Affiliates or Representatives shall have or be subject to any liability to the Acquiror or any other Person resulting from the distribution to the Acquiror, or the Acquiror’s use of, any information, documents or materials made available to the Acquiror, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries, including, without limitation, as contained in the confidential information presentation provided by the Company’s Representatives to the Acquiror or its Affiliates. The Acquiror acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Notwithstanding anything to the contrary contained herein, the foregoing acknowledgements, agreements, and disclaimers or the Acquiror shall not limit, restrict or modify any rights of the Acquiror in the case of Fraud.
Article V COVENANTS
Section 5.1Conduct of Business Prior to the Closing.
(a)During the period beginning on the date of this Agreement and continuing until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Article VIII (such period, the “Interim Period”), except (1) as required by this Agreement, (2) as set forth on Section 5.1(a) of the Disclosure Schedules, (3) as required by applicable Law, or (4) with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (i) operate their respective businesses in the ordinary course of business consistent with past practice, and (ii) use their respective reasonable best efforts to (A) preserve intact its business organization, (B) maintain in effect all of their respective Permits and insurance policies, (C) keep available the services of the present officers, senior management and other key employees of their respective businesses, and (D) preserve intact their respective relationships with customers, suppliers, vendors, lenders, licensors, licensees and other Persons with whom they have material business relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).
(b)During the Interim Period, except (1) as required by this Agreement, (2) as set forth on Section 5.1(b) of the Disclosure Schedules, (3) as required by applicable Law, or (4) with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i)amend the Organizational Documents of the Company or any of its Subsidiaries;
(ii)issue, deliver, grant or sell, or authorize, propose or promise the issuance, delivery, grant or sale, of any Equity Interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests of the Company or any of its Subsidiaries, or enter into or authorize or propose or promise to enter into any Contracts of any character obligating the Company or any of its Subsidiaries to issue any Equity Interests;
(iii)(A) declare, set aside, make or pay any non-cash dividend or distribution, payable in stock, property or otherwise, with respect to any of its Equity Interests (except for any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company), (B) split, combine, subdivide or reclassify any of the Equity Interests of the Company or any of its Subsidiaries, or (C) repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of the Company or any of its Subsidiaries;
(iv)acquire, directly or indirectly (by merger, consolidation, acquisition of stock or assets or otherwise) any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;
(v)sell, lease, license, covenant not to assert, abandon, create or incur any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of or permit to lapse any of the assets, securities, properties (other than Intellectual Property), interests or businesses of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;
(vi)adopt a plan of complete or partial liquidation, dissolution, restructuring, consolidation, recapitalization or other reorganization of the Company or any of its Subsidiaries, or merge or consolidate the Company or any of its Subsidiaries with any Person;
(vii)(A) other than in the ordinary course of business in connection with renewals or ministerial amendments and subject to prior reasonable consultation with the Acquiror, enter into, amend, modify, cancel or terminate any Material Contract or any Contract that would (if entered into, amended or modified prior to the date of this Agreement) constitute a Material Contract, or (B) waive any material term of any Material Contract, or waive, release or assign any material rights, benefits or claims thereunder;
(viii)make any payments, enter into any Contract or engage in any transaction with any Related Person (other than payments required by offer letters, employment agreements, individual consulting agreements and individual contracting agreements in effect as of the date of this Agreement);
(ix)sell or otherwise dispose of or pledge, assign, transfer, lease or otherwise encumber, any of its properties or assets (including, without limitation, Owned Real

Property and Leased Real Property, but excluding Intellectual Property) except in the ordinary course of business consistent with past practice;
(x)amend or modify any Lease Document, voluntarily or involuntarily surrender or cease to hold good and valid leasehold interest in any Leased Real Property, or terminate any Lease Document;
(xi)grant any party the right to use or occupy any Leased Real Property or Owned Real Property or acquire any owned or leased real property;
(xii)(A) adopt, enter into, terminate, amend in any material respect or provide any discretionary benefits under any Employee Plan (or any arrangement that would be an Employee Plan if in effect on the date hereof); (B) increase any form of compensation or benefits payable or to become payable to any Service Provider (other than merit-based increases in base salary or hourly wages in the ordinary course of business for Company Employees with target annual cash compensation below $150,000 that do not exceed 5% per individual); (C) accelerate the vesting, funding or payment of any compensation or benefits payable to any Service Provider; or (D) hire, promote, engage or terminate (other than for cause) the services of any Service Provider with target annual cash compensation of $150,000 or more;
(xiii)other than in the ordinary course of business consistent with past practice and subject to prior reasonable consultation with the Acquiror, negotiate, modify, amend, terminate or enter into any Labor Agreement; provided that neither the Company nor any of its Subsidiaries shall be permitted to modify, amend, terminate or enter into any Labor Agreement that pertains to employees located in South Africa or Romania without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed);
(xiv)implement or effectuate any “mass layoff” or “plant closing” (each as defined in an applicable WARN Act) or other action that triggers notice or payment obligations under an applicable WARN Act, or permanently relocate any employees or place any employees on temporary layoff or furlough or reduce their hours by fifty percent (50%) or more;
(xv)make any loans or advances (other than routine expense advances to employees of the Company or any of the Subsidiaries consistent with past practice) to any Person, or forgive or discharge in whole or in part any outstanding loans or advances;
(xvi)(A) form or acquire any Subsidiaries (including branch offices), or (B) make any investments in or capital contributions to, including by acquiring any Equity Interest in, any Person;
(xvii)(A) fail to make any capital expenditures contemplated by the capital expenditures budget delivered to the Acquiror prior to the date hereof or (B) incur any Liabilities in respect of capital expenditures that are not contemplated by the capital expenditures budget delivered to the Acquiror prior to the date hereof in excess of $100,000 individually or $200,000 in the aggregate;

(xviii)create, incur, assume, suffer to exist or guarantee any Indebtedness, except to the extent that it is Payoff Indebtedness;
(xix)enter into any new business line outside of the Company’s and its Subsidiaries’ existing business lines as of the date of this Agreement;
(xx)sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to any Person in the ordinary course of business), abandon, allow to lapse, or otherwise fail to take any action necessary to maintain any material Company Intellectual Property;
(xxi)fail to use reasonable best efforts to continue the Company’s and its Subsidiaries’ planned SAP implementation in accordance with the implementation plan made available to the Acquiror;
(xxii)materially change the amount of, or terminate, any insurance coverage of the Company or any of its Subsidiaries;
(xxiii)commence, settle, or offer or propose to settle, or engage in any settlement discussions or negotiations regarding, (A) any Action involving or against the Company or any of its Subsidiaries involving payment of an amount in excess of $50,000 or that otherwise imposes material continuing obligations on the Company or its Subsidiaries, (B) any stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their respective officers or directors or (C) any Action that relates to the transactions contemplated by this Agreement;
(xxiv)other than in the ordinary course of business consistent with past practice, (A) defer payment of any payables (including accounts payable), (B) accelerate, or offer any discount, accommodation or other concession in order to accelerate or induce the collection of, any receivables (including accounts receivable) or (C) make any material change in the management of cash, debt or working capital (including deferred revenue) of the Company or any of its Subsidiaries;
(xxv)implement or adopt any change in the Company’s or any of its Subsidiaries’ methods of accounting, except as required by applicable Law or to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto as agreed to by the Company’s independent public accountants;
(xxvi)(A) make, change or rescind any material Tax election; (B) enter into any settlement or compromise of any claim, notice, audit report, assessment or reassessment in respect of any material Tax liability; (C) change any annual Tax accounting period; (D) adopt or change any method of Tax accounting, (E) file any materially amended Tax Return; (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnification agreement or similar agreement or arrangement; (G) enter into any closing agreement with any Governmental Authority in respect of Taxes; (H) surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund; (I) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or (J) initiate any voluntary disclosure, amnesty or similar program with respect to Taxes;
(xxvii)notwithstanding anything to the contrary in Section 5.1(b)(vii) and in addition to any restrictions set forth therein, renew or extend, or amend or modify in a manner that would renew or extend the applicable existing terms of, the Galati Agreement, the Newcastle Agreement, the Vereeniging Agreement or the Thabazimbi Agreement or enter into any Contract that would purport to replace or supersede the Galati Agreement, the Newcastle Agreement, the Vereeniging Agreement or the Thabazimbi Agreement with a term longer than the term of the Galati Agreement, the Newcastle Agreement, the Vereeniging Agreement or the Thabazimbi Agreement (as applicable);
(xxviii)notwithstanding anything to the contrary in Section 5.1(b)(vii) and in addition to any restrictions set forth therein, other than in the ordinary course of business that would not cause the aggregate operating lease liability of the Company to exceed $3,200,000 (A) enter into any operating lease or (B) renew or extend, or amend or modify in a manner that would renew or extend the term of, any operating lease to which the Company or any of its Subsidiaries is, immediately prior to such renewal, amendment or modification, a party;
(xxix)notwithstanding anything to the contrary in Section 5.1(b)(vii) and in addition to any restrictions set forth therein, enter into, amend, modify, cancel or terminate any Contract with Acerinox Europa S.A.U. (or any Affiliate thereof) regarding the Company’s and its Subsidiaries’ business at the Acerinox Palmones site;
(xxx)notwithstanding anything to the contrary in Section 5.1(b)(v) and in addition to any restrictions set forth therein, sell, lease, license, covenant not to assert, abandon, create or incur any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of or permit to lapse any equipment or related assets or properties of the Company or any of its Subsidiaries associated with, relating to, used in or held for use in connection with the Company’s and its Subsidiaries’ business at the Cleveland-Cliffs Riverdale site; or
(xxxi)agree, resolve or commit to take any of the foregoing actions.
(c)Notwithstanding the foregoing, the Company and its Subsidiaries may use all available Cash to pay any Transaction Expenses or Indebtedness prior to Closing, for distributions or dividends or for any other purpose (provided that the use of such Cash does not result in the incurrence by the Company or any of its Subsidiaries of any Liabilities that would not be fully discharged prior to the Closing and subject to the last sentence of the definition of “Cash”).
Section 5.2Covenants Regarding Information.
(a)During the Interim Period, upon reasonable notice, the Company and its Subsidiaries shall afford the Acquiror and its Representatives reasonable access (including the right to make, at the Acquiror’s expense, photocopies) to the properties, offices, plants and other facilities, assets, personnel and other Representatives, Contracts, operating and financial reports and data (including internal and audited financial statements), Tax Returns, Tax elections and other records relating to Taxes, work papers, books and records of the Company and its Subsidiaries for any reasonable purpose related to this Agreement and the transactions contemplated hereby (including for purposes of discussing or negotiating new employment or compensation arrangements that would apply post-Closing); provided, however, that any such access shall be conducted at the Acquiror’s sole expense and during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries; provided further, that with respect to any properties, plants or other facilities of the Company and its Subsidiaries, any such access shall not include access for the purpose of conducting invasive or intrusive sampling or testing of environmental media at any such properties, plants or other facilities without the prior written consent of the Company. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries may restrict or prohibit access to any information by the Acquiror or its Representatives to the extent (1) such access would result in the waiver of any attorney-client or other legal privilege applicable to such information, or (2) such access would contravene any applicable Laws or the confidentiality and non-disclosure provisions of any Contract to which the Company or its Subsidiary is a party entered into prior to the date hereof; provided, that the Company shall use reasonable best efforts to provide such information in a manner that does not waive any such attorney-client or other legal privilege or violate any such applicable Law or Contract.
(b)In order to facilitate the resolution of any claims made against or incurred by the Unitholders (in their capacity as Unitholders and solely to the extent such claims relate to their ownership of Equity Interests in the Company), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Company’s document retention policy, (i) the Company or the Surviving Company, as the case may be, shall retain or cause to be retained the books and records of the Company and its Subsidiaries relating to periods prior to the Closing and, to the extent the Acquiror or the Surviving Company seeks to destroy any of such books and records prior to the seventh (7th) anniversary of the Closing Date, the Acquiror or the Surviving Company shall notify the Unitholders in writing at least thirty (30) days in advance of destroying any such books and records in order to provide the Unitholders the opportunity to copy such books and records (subject to the proviso in clause (ii) below) in accordance with this Section 5.2(b) prior to destruction; and (ii) the Acquiror and the Surviving Company shall afford the Representatives of the Unitholders, at their sole expense, reasonable access (including the right to make copies), during normal business hours and upon reasonable prior written notice, to such books and records to the extent related to such Unitholders prior ownership over Equity Interest in the Company or as necessary to facilitate the resolution of any such claims made against or incurred by the applicable Unitholder; provided, that Company and its Subsidiaries will be entitled to withhold portions of any such books and records to the extent (A) such access would result in the waiver of any attorney-client or other legal privilege applicable to such information, or (B) such access would contravene any applicable Laws or the confidentiality and non-disclosure provisions of any Contract to which the Company or its Subsidiary is party; provided, that the Acquiror and the Surviving Company shall use reasonable best efforts to provide such information in a manner that does not waive any such attorney-client or other legal privilege or violate any such applicable Law or Contract.

Section 5.3Company Unitholder Approval. Promptly following the execution and delivery of this Agreement (and in any event within twenty-four (24) hours after such execution and delivery), the Company shall take all lawful action to obtain and deliver to the Acquiror, together with a certification by the Company’s corporate secretary, a duly executed Written Consent executed by the Specified Unitholders representing the Company Unitholder Approval.
Section 5.4Notification of Certain Matters.
(a)During the Interim Period, each of the Company and Acquiror shall promptly notify the other Party in writing of any fact, event, condition, circumstance or occurrence of which such notifying Party has knowledge that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement to be satisfied by such notifying Party becoming incapable of being satisfied in a timely manner.
(b)In addition, during the Interim Period, the Company shall promptly notify Acquiror in writing of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) any Action commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement.
Section 5.5Exclusivity. During the Interim Period, the Company shall not, and shall take all action necessary to ensure that none of its Subsidiaries shall, directly or indirectly (a) solicit, initiate, consider, encourage or accept any proposal or offer than constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Acquiror promptly if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of all or any portion of the equity interests or ownership interest of the Company or any of its Subsidiaries or substantially all of the assets of the Company or any of its Subsidiaries, taken as a whole, or (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries.
Section 5.6Employee Benefits.
(a)The Acquiror shall provide, or cause to be provided, to each employee of the Company and its Subsidiaries as of the Closing Date who continues in employment with the Company or any of its Subsidiaries following the Closing Date (each, an “Affected Employee” ),

(i) for a period beginning at the Effective Time and ending on March 1, 2026 (or, if earlier, such Affected Employee’s termination of employment), a base salary or an hourly wage rate, as applicable, and annual target cash incentive opportunity that in the aggregate is no less than the base salary or hourly wage rate, as applicable, and annual target cash incentive opportunity provided to such Affected Employee immediately prior to the Effective Time (but, for the avoidance of doubt, in all cases, excluding any equity or equity-based incentives, retention, transaction, change in control or other non-recurring arrangements), and (ii) for a period beginning at the Effective Time and ending on March 1, 2026 (or, if earlier, such Affected Employee’s termination of employment), health, welfare and retirement benefits (but, for the avoidance of doubt, excluding deferred compensation, defined benefit pension, retiree medical and any similar benefits) that in the aggregate are no less favorable than either (A) the health, welfare and retirement benefits provided to each such Affected Employee immediately prior to the Effective Time or (B) the health, welfare and retirement benefits provided by Acquiror to its similarly situated employees (but, for the avoidance of doubt, in all cases, excluding deferred compensation, defined benefit pension, retiree medical and any similar benefits). The obligations described in this Section 5.6 shall not apply with respect to any Affected Employee who provides services pursuant to a collective bargaining agreement or similar arrangement to the extent such obligations would conflict, or otherwise not be permitted by, with such collective bargaining agreement.
(b)The Acquiror shall use reasonable best efforts to, or shall cause the Surviving Company to use reasonable best efforts to, (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under any Acquiror Plan (to the extent that such conditions or waiting periods were satisfied by the applicable Affected Employee under a corresponding Employee Plan as of the Closing Date) and (ii) provide each Affected Employee and his or her covered dependents with credit under any Acquiror Plan for any co-payments and deductibles paid by such Affected Employee and his or her covered dependents under any corresponding Employee Plan prior to the Closing Date during the plan year in which the Closing occurs. The Acquiror shall, or shall cause the Surviving Company to, provide each Affected Employee with credit for all service with the Company and any of its Subsidiaries (including any predecessor thereof) under each employee benefit plan, policy, program or arrangement sponsored by Acquiror or any of its Affiliates in which such Affected Employee is eligible to participate after the Closing Date (each, an “Acquiror Plan”), except for benefit accrual purposes under any defined benefit plan or to the extent that it would result in a duplication of benefits with respect to the same period of services.
(c)No later than the Closing Date, the Company shall pay or cause its applicable Subsidiaries to pay all earned performance related cash bonuses for calendar year 2024 in accordance with the Company’s bonus plan as in effect immediately prior to the Effective Time.
(d)To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of

Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company shall (i) solicit from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) with respect to each individual who agrees to the waiver described in clause (i), in a manner meeting the requirements of the exemption provided under Treasury Regulation 1.280G-1 Q/A 6(a)(2) and Treasury Regulation 1.280G-1 Q/A-7, provide the Unitholders with adequate disclosure of, and submit to a vote of Unitholders for their approval (such process, a “280G Vote”), any payments or benefits that would, absent such waiver, disclosure, and approval by the Unitholders, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”), such that, if approved by the requisite majority of the Unitholders, such payments or benefits will not be deemed to be “parachute payments” under Section 280G of the Code. Acquiror will have the right to review and reasonably comment in advance the form of waiver evidencing the Waived 280G Benefits, any material communications and disclosure to or consent of the Unitholders relating to any Section 280G Payments, and the calculations related to the foregoing, and the Company shall accept all reasonable comments thereon. Before the Effective Time, the Company will deliver to Acquiror evidence reasonably satisfactory to Acquiror that a 280G Vote was solicited in conformance with Treasury Regulation 1.280G-1 Q/A-6(a)(2) and Treasury Regulation 1.280G-1 Q/A-7, and that either (x) the requisite equityholder approval required under Treasury Regulation 1.280G-1 Q/A-7 was obtained with respect to any Section 280G Payment(s) (the “280G Approval”), or (y) the 280G Approval was not obtained with respect to any Section 280G Payment(s) and as a consequence, in accordance with the Waived 280G Benefits, a portion of the Section 280G Payment(s) with respect to which the 280G Approval was not obtained equal to the smallest portion of such Section 280G Payment necessary to avoid the characterization of any payments or benefits paid to the applicable Person as “parachute payments” (within the meaning of Code Section 280G) will not be made or provided. In the event that Acquiror provides to the Company, no less than fifteen (15) Business Days prior to the Effective Time, a written description of any arrangements entered into at the direction of Acquiror or any of its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Acquiror Arrangements”) and the value for purposes of Section 280G of the Code of such Acquiror Arrangements, the Company shall include such description and value(s) in any materials disclosed to Unitholders in connection with soliciting approval in accordance with this Section 5.6(d). The Parties hereto acknowledge that the Company cannot compel any disqualified individual to waive any existing rights under a contract with the Company and the Company shall not be deemed in breach of this Section 5.6(b) with respect to any disqualified individual who refuses to waive any such right.
(e)Upon written notice from Acquiror to the Company at least five (5) days prior to the Closing Date, effective no later than the day immediately prior to the Closing Date, the Company shall take or cause to be taken all actions necessary to terminate any and all Employee Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each a “Company 401(k) Plan”). If such action is taken, Acquiror shall permit Affected Employees to (i) participate as soon as reasonably practicable following (but in no event later than two (2) weeks following) the Effective Time in an Acquiror Plan that includes qualified cash or deferred arrangements under Section 401(k) of the Code (an “Acquiror 401(k) Plan”) and (ii) subject to reasonable administrative procedures, directly roll over their distributions from any such Company 401(k) Plan (including any loan promissory notes) to an Acquiror 401(k) Plan.
(f)Nothing contained in this Agreement shall be construed to (i) create any third-party beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Company or any of their Subsidiaries; (ii) to require the Acquiror or the Surviving Company to continue, adopt or maintain any Employee Plan or any other employee benefit plans or prevent Acquiror or the Surviving Company from modifying or terminating any Employee Plan or any other compensatory or benefits arrangement at any time; (iii) prevent or restrict in any way the right of Acquiror or any of its Affiliates to terminate, reassign, promote or demote any Company Employee (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Company Employee; or (iv) constitute an amendment or modification of any Employee Plan.
Section 5.7Confidentiality. Each of the Parties acknowledges that that the Acquiror and the Company have previously executed a confidentiality agreement dated September 19, 2024 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms, and agrees that Acquiror and the Company shall hold, and shall cause its Affiliates and Representatives to hold in confidence all documents and information furnished to it by or on behalf of any other Party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. The Unitholder Representative shall, and shall cause its officers, employees, advisors and agents to, keep the information related to the transactions contemplated herein, both before and after the Closing, confidential, and shall only use such information for the sole purpose of performing its obligations, duties and responsibilities contemplated by this Agreement, the Escrow Agreement and the Paying Agent Agreement, provided, that, following Closing, the Unitholder Representative shall be permitted to disclose information (x) as required by law after prior written notice (to the extent legally permissible) to the Acquiror and taking reasonable steps (at the expense of the Acquiror) to obtain protective treatment of such information, (y) to the officers, employees, advisors and agents of the Unitholder Representative and (z) to the Unitholders and RSU Holders, in the case of (y) and (z), to the extent such Person needs to know such information, provided, further, that such persons are subject to confidentiality obligations with respect thereto.
Section 5.8Consents and Filings.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use reasonable best efforts to (i) obtain from Governmental Authorities all consents, clearances, registrations, approvals, permits, authorizations, and waiting period expirations or terminations as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and, (ii) promptly (and in no event later than five Business Days after the date hereof (the “Filing Deadline”)), make all necessary filings and take all such actions, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law (including, subject to Section 5.14, under the Romanian Foreign Investment Law) as are necessary to obtain any requisite consent (including deemed consent) or early termination or expiration of any applicable waiting period. The Acquiror shall pay all filing fees and other charges for the filing under the HSR Act, the Romanian Foreign Investment Law and with any other Governmental Authority by all Parties.
(b)Without limiting the generality of the Parties’ undertaking pursuant to Section 5.8(a), each of the Parties agrees to exercise their reasonable best efforts to take or cause to be taken, on a timely basis, all actions reasonably necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable and in no event later than the Termination Date, including, the Company using commercially reasonable efforts to provide the Acquiror with any information reasonably requested to complete the Romanian Foreign Investment Law filing as promptly as practical (and not later than two (2) Business Days) prior to the Filing Deadline.
(c)In addition, the Acquiror shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date. Otherwise, in no event shall the obligations of the Acquiror or Sub under this Section 5.8 require the Acquiror or Sub to take any of the following actions or to agree or commit to: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of the assets, properties or businesses of the Acquiror or its Affiliates or of the assets, properties or businesses to be acquired by the Acquiror pursuant hereto; (ii) licensing, holding separate or entering into similar arrangements with respect to the assets of the Acquiror or its Affiliates or the assets of the Company or its Subsidiaries, or implementing conduct of business arrangements or terminating any existing relationships and contractual rights and obligations; or (iii) obtaining prior approval or other approval from a Governmental Authority, or submitting a notification or otherwise notifying such Governmental Authority, prior to consummating any future transaction (other than the transactions contemplated by this Agreement).
(d)Each of the Parties shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the regulatory consents, registrations, approvals, permits and authorizations that are the subject of this Section 5.8 and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority in connection therewith, and consider in good faith the views and comments of that other Party. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such matter unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement (solely as between Acquiror and the Company), the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the matters set forth in this Section 5.8 and in seeking early termination of any applicable waiting periods including under the HSR Act and/or obtaining any necessary consent under any other applicable Law (including, subject to Section 5.14, the Romanian Foreign Investment Law). Subject to the Confidentiality Agreement (solely as between the Acquiror and the Company), the parties will, prior to any submission of information, provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing and reasonably take into account the comments made by the other Party in connection therewith.
(e)If a Party receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or the Ancillary Agreements or the transactions contemplated thereby, including but not limited to a Second Request for Information under the HSR Act, then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, a response which is, at a minimum, in substantial compliance with such request.
(f)Certain consents, notices and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or a Subsidiary of the Company is a party that have not been obtained as of the date of this Agreement. The Company shall, and shall cause its Subsidiaries to, upon the request of Acquiror, use reasonable best efforts to give all such notices and obtain all such consents and waivers (including the requirements set forth in Section 5.8(f) of the Disclosure Schedule) prior to the Closing; provided, that neither the Company nor any of its Subsidiaries shall be required to pay any consent fee to obtain any such consents or waivers.
Section 5.9Public Announcements. On and after the date hereof and through the Closing Date, (a) the Company and Acquiror shall consult with each other in good faith before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and (b) the Parties shall not, and shall cause each of their Affiliates and its and their respective Representatives not to, issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby, or use the other Parties’ name or refer to the other Parties directly or indirectly in connection with such first Party’s relationship with the Company and/or its Subsidiaries in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, in each case, without the Acquiror’s and the Company’s prior written approval, except that no such prior written approval shall be necessary to the extent disclosure is required by applicable Law or stock exchange rule, or any stock exchange listing agreement of any stock exchange on which a Party hereto (or in the case of the Acquiror, any Affiliate of the Acquiror) has Equity Interests listed. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Unitholder Representative shall be permitted to announce that it has been engaged to serve as the Unitholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.
Section 5.10Directors’ and Officers’ Indemnification.
(a)If the Merger is consummated, for a period of six (6) years from the Closing Date, the Surviving Company shall, and Acquiror shall cause the Surviving Company to, honor and fulfill in all respects all rights to indemnification, advancement of expenses or exculpation in favor of the current or former directors, managers, officers, employees and agents of the Company or any of its Subsidiaries (the “Indemnitees”), pursuant to the Company’s or such Subsidiary’s certificate of formation, operating agreement or other similar governing documents and indemnification agreements between the Company or any of its Subsidiaries, on the one hand, and any such Indemnitee, on the other hand, in each case, as in effect as of the date of this Agreement, and solely to the extent true and complete copies of which have been made available to Acquiror (the “Company Indemnification Obligations”), with respect to claims arising out of matters occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or the Company Indemnification Obligations); provided, however, that all rights to indemnification, advancement of expenses and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Effective Time and asserted or made within such six (6)-year period shall continue until the final disposition of such Action. For a period of six (6) years after the Closing, the Acquiror shall not, and shall cause each of its Subsidiaries and Affiliates (including the Surviving Company) not to, amend, repeal or otherwise modify the Company Indemnification Obligations in any manner that would adversely affect the rights thereunder of the Indemnitees, unless required by applicable Law.
(b)On or prior to the Closing Date, the Company shall purchase and bind a six (6)-year, prepaid “tail policy” (the “D&O Tail Policy”) on the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (the “D&O Policy”), in a form mutually acceptable to the Company and Acquiror, to provide coverage and amounts on terms and conditions that are at least as favorable to the insured Persons as the D&O Policy with respect to events, actions and omissions occurring on or prior to the Effective Time and covering all Indemnitees who were covered by the D&O Policy as of the Effective Time; provided, however, that the Acquiror shall not pay a premium for the D&O Tail Policy in excess of 300% of the annual premiums paid for the D&O Policy prior to the Effective Time. Acquiror shall cause the Surviving Company to maintain the D&O Tail Policy in full force and effect and continue to honor the obligations thereunder until the sixth (6th) anniversary of the Closing Date. The fees, costs and expenses incurred in purchasing the D&O Tail Policy shall be paid fifty percent (50%) by the Acquiror and fifty percent (50%) by the Company as a Transaction Expense.
(c)In the event Acquiror, the Surviving Company, any Subsidiary of Acquiror that was a Subsidiary of the Company immediately prior to Closing, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then and in each such case, Acquiror and the Surviving Company shall take all necessary action and shall cause any such Subsidiary to take all necessary action so that the successors and assigns of Acquiror, the Surviving Company or such Subsidiary, as the case may be, shall expressly assume the obligations set forth in this Section 5.10.
(d)The provisions of this Section 5.10 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 5.10 is intended to benefit the Indemnitees (and their respective heirs, successors and assigns), each of whom may enforce the provisions of this Section 5.10 (whether or not parties to this Agreement) and shall not be deemed exclusive of any other rights to indemnification, advancement of expenses and exculpation to which an Indemnitee is entitled, whether by law, Contract or otherwise. Each of the Indemnitees are intended to be third party beneficiaries of this Section 5.10.
Section 5.11Resignation of Officers and Directors. The Company shall use reasonable best efforts to obtain and deliver to Acquiror the resignation of (a) each member of the board of directors of the Company, (b) each member of the board of directors or managers (or similar governing body) of each Subsidiary of the Company, and (c) each officer of the Company and its Subsidiaries (collectively, the “Resignation Letters”), in each case, as identified by Acquiror at least ten (10) Business Days prior to the Closing and effective only upon the Closing (it being understood that such resignations shall not constitute a termination of employment by such director, manager or officer and shall only provide for the resignation of such Person).
Section 5.12Data Room Information. Within five (5) Business Days of the date of this Agreement, the Company shall deliver to Acquiror an electronic true, correct, complete and unredacted copy, whether by thumb drive or other electronic means, of all documents and information contained in the Data Room as of 11:59 P.M. Eastern Time on the date that is two (2) Business Days prior to the date hereof.
Section 5.13Contact with Business Relations. During the Interim Period, Acquiror and its Representatives shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), initiate contact or communications with any Person known to the Acquiror to be a customer, material vendor, independent contractor, material supplier, non-management employee or other material business relation of the Company and its Subsidiaries (each, a “Business Relation”) in connection with, or relating to, the transactions contemplated hereby, in each case, except for any Business Relation that is also a customer, material vendor, independent contractor, material supplier, non-management employee or other material business relation of the Acquiror as of the date of this Agreement in each case in compliance with all applicable Laws and that would not otherwise prejudice the satisfaction of the conditions to Closing hereunder. For the avoidance of doubt, this Section 5.13 shall not restrict the Acquiror’s or its Affiliates’ or their respective Representatives’ contacts and communications with any Business Relations in the ordinary course of business unrelated to the transactions contemplated hereby.

Section 5.14Carve-Out Option. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right, but not the obligation, to effectuate the Carve-Out at any time prior to the Closing. Prior to effectuating the Carve-Out, the Company shall provide written notice to the Acquiror of its intent to do so prior to effectuating the Carve-Out, and the Company shall provide true and complete copies of all executed documentation relating to the Carve-Out (including evidence of any notices to, or authorization, approval, order, registration, declaration, permit or consent from, any third parties or Governmental Authorities required in connection with the Carve-Out) to the Acquiror, which shall be in form and substance reasonably acceptable to Acquiror. In the event that the Company completes the Carve-Out, the effects of the Carve-Out shall include those set forth on Schedule 5.14.
Section 5.15Reimbursement of Certain Cash Proceeds.
(a)If the French Liquidation Proceeds have not been received by the Company prior to the Closing, from and after the Closing, the Acquiror shall cause the Company and/or its Subsidiaries to continue to pursue the enforcement, recovery, collection, or other means of obtaining payment of any and all amounts due to Phoenix Services Europe Cooperatief UA pursuant to the French Liquidation in substantially the same manner and using substantially the same level of effort as were used in such pursuit immediately prior to the Closing (the “Collection Activities”). Acquiror will not, without the Unitholder Representative’s prior written consent, cause or permit the Company or any Subsidiary to settle, discharge, amend, waive, dispose of or otherwise adversely modify any rights of the Company and its Subsidiaries with respect to the French Liquidation Proceeds in a manner that would materially reduce the amount of French Liquidation Proceeds to which the Company and its Subsidiaries would otherwise be entitled.
(b)Promptly upon the receipt by the Company or any of its Subsidiaries of any and all amounts that are paid in connection with the French Liquidation (but in any event within five (5) Business Days of such receipt), the Acquiror shall pay (or cause to be paid) to the Paying Agent (for further distribution to the Unitholders and the RSU Holders) the French Liquidation Proceeds, less any Taxes incurred in connection with the Company or any its Subsidiaries’ receipt thereof and any out-of-pocket fees, costs and expenses associated with the Collection Activities, including all attorneys’ fees and costs, by wire transfer of immediately available funds in dollars (the “Seller Award Portion”). Each Unitholder and RSU Holder, as applicable, shall be entitled to such Unitholder’s and such RSU Holder’s Percentage Interest of such Seller Award Portion received on or after the Closing Date; provided, that the Unitholder Representative may direct the Surviving Company to pay the applicable portions of the Seller Award Portion to the Employee RSU Holders through payroll and, if such direction is given, the Surviving Company shall process such payment. The Parties agree to treat any payments of the French Liquidation Proceeds pursuant to this Section 5.15 as adjustments to the Merger Consideration for all applicable Tax purposes, except to the extent required by applicable Law.
(c)Acquiror and Sub hereby acknowledge and agree that, in the event the Company and its Subsidiaries execute a definitive agreement which extends the existing term of the Palmones Agreement prior to the Closing, and the Palmones Agreement (as extended or modified by such definitive agreement) for any reason does not require a cash collateralized bank guarantee, letter of credit or similar credit assurance from the Company and its Subsidiaries, then any amounts received by the Company or any of its Subsidiaries as a return of all or any portion of the Acerinox Deposit prior to the Closing shall constitute “Cash” hereunder to the extent such amounts remain in the bank accounts of the Company and its Subsidiaries as of the Closing (and, for the avoidance of doubt, any such amounts shall remain entirely the property of the Company and its Subsidiaries following the Closing). Following the Closing, in the event the Company and its Subsidiaries execute a definitive agreement which extends the existing term of the Palmones Agreement or otherwise amends or modifies the Palmones Agreement (as extended or modified by such definitive agreement) in any manner that does not require a cash collateralized bank guarantee, letter of credit or similar credit assurance from the Company and its Subsidiaries, then promptly upon the receipt by the Company or any of its Subsidiaries of any amounts as a return of the Acerinox Deposit (the “Acerinox Deposit Amounts”), the Acquiror shall pay (or cause to be paid) to the Paying Agent (for further distribution to the Unitholders and the RSU Holders) a sum equal to twelve seventeenths (12/17) of the Acerinox Deposit Amounts (the “Acerinox Deposit Seller Portion”) (and, for the avoidance of doubt, the remainder of the Acerinox Deposit Amounts shall remain entirely the property of the Company and its Subsidiaries). Each Unitholder and RSU Holder, as applicable, shall be entitled to such Unitholder’s and such RSU Holder’s Percentage Interest of such Acerinox Deposit Seller Portion received on or after the Closing Date; provided, that the Unitholder Representative may direct the Surviving Company to pay the applicable portions of the Acerinox Deposit Seller Portion to the Employee RSU Holders through payroll and, if such direction is given, the Surviving Company shall process such payment. The Parties agree to treat any payments of the Acerinox Deposit Seller Portion pursuant to this Section 5.15 as adjustments to the Merger Consideration for all applicable Tax purposes, except to the extent required by applicable Law.
Article VI TAX MATTERS
Section 6.1Tax Returns.
(a)Acquiror shall prepare or cause to be prepared at its expense all Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period that are due after the Closing Date; provided, that for any income Tax Return for a taxable year that includes the Closing Date that is due before the Merger Consideration is finally determined in accordance with Section 2.13 of this Agreement, the Acquiror shall (i) prepare such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, except for any past practice, in the determination of a nationally recognized tax counsel or accounting firm with expertise in such matters, that is not at a “more likely than not” or higher level of comfort, (ii) deliver (or cause to be delivered) a draft of each such income Tax Return to the Unitholder Representative not later than fifteen (15) Business Days prior to the due date (taking into account any applicable extensions) of such Tax Return, and (iii) the Acquiror shall consider in good faith any comments to such income Tax Return provided to Acquiror by the Unitholder Representative in writing no later than ten (10) Business Days after its receipt of a draft of such income Tax Return pursuant to the foregoing clause (ii).

(b)With respect to the preparation of Tax Returns of the Company and its Subsidiaries, Acquiror and the Unitholder Representative agree that all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period to the extent permitted by applicable Tax Law in the determination of a nationally recognized tax counsel or accounting firm with expertise in such matters at a “more likely than not” or higher level of comfort.
Section 6.2Transfer Taxes. The Acquiror, on the one hand, and the Unitholders, on the other hand, each shall be responsible for and pay 50% of all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the Merger (“Transfer Taxes”). Acquiror, with cooperation of the applicable payee, shall prepare and file all necessary Tax Returns and other documentation in connection with Transfer Taxes, and the costs of preparing and making such filings shall by borne equally by the Acquiror, on the one hand, and the Unitholders, on the other hand.
Section 6.3Tax Contests. After the Closing and until the Merger Consideration is finally determined in accordance with Section 2.13, Acquiror shall notify the Unitholder Representative within fifteen (15) days of its receipt of any notice of any U.S. or non-U.S. federal, state or local Action or other proceedings relating to income or other material Taxes or income or other material Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period and shall permit the Unitholder Representative to participate in any such proceeding at the Unitholders’ cost; provided, that, for the avoidance of doubt, Acquiror shall control all matters in respect of any such proceeding.
Section 6.4Post-Closing Tax Covenants. Any liabilities for Taxes that are attributable to any of the following actions taken by Acquiror (or any of its Affiliates, including following the Closing, the Company or any of its Subsidiaries) without the Unitholder Representative’s prior written consent with respect to the Company or any of its Subsidiaries after the Closing and until the Merger Consideration is finally determined in accordance with Section 2.13 shall not be taken into account in the determination of Net Working Capital, Indebtedness or Transaction Expenses (such liabilities for Taxes not taken into account, “Excluded Taxes”): (i) filing, amending or otherwise modifying any Tax Return for any Pre-Closing Tax Period, (ii) making or changing any election that has retroactive effect to any Pre-Closing Tax Period or make an election under Section 338 or 336 of the Code (or any comparable provision of state, local or non-U.S. Law) in respect of the transactions pursuant to this Agreement, (iii) entering into any voluntary disclosure agreement or initiate any such or similar process, or settle any Action, in each case, with respect to Taxes attributable to a Pre-Closing Tax Period, (iv) changing any accounting method or adopting any convention that shifts taxable income from a Post-Closing Tax Period to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a Post-Closing Tax Period, (v) extending or waiving, or causing to be extended or waived, any statute of limitations or other period for assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (vi) taking any action after the Closing on the Closing Date outside of the ordinary course of business unless otherwise contemplated by this Agreement.

Section 6.5Cooperation. The Parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation or review of any Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period. Such cooperation will include retaining and providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.
Section 6.6Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Taxes based on or measured by income, payroll or receipts of the Company or any Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company or any Subsidiary for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Article VII CONDITIONS TO CLOSING
Section 7.1General Conditions. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such Party):
(a)No Legal Impediments. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether pending, temporary, preliminary or permanent) that is then in effect, and no inquiry, investigation or action by any Governmental Authority shall be pending or threatened, that directly or indirectly enjoins, materially delays, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)Governmental Filings and Approvals. (i) Any waiting period (and any voluntary extension thereof pursuant to any agreement with any Governmental Authority) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and, (ii) subject to Section 5.14, the approval or consent under the Romanian Foreign Investment Law shall have been obtained or deemed to have been obtained, unless mutually waived, and shall be in full force and effect.
(c)Company Unitholder Approval. The Company Unitholder Approval shall have been validly obtained under DLLCA and the Company LLC Agreement pursuant to the Written Consent, and shall be in full force and effect.

Section 7.2Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
(a)Representations and Warranties of the Acquiror and Sub. The representations and warranties of the Acquiror and Sub contained in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not have an Acquiror Material Adverse Effect.
(b)Covenants of the Acquiror and Sub. The Acquiror and Sub shall have performed and complied with, in all material respects, all obligations, covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.
(c)Closing Certificate of the Acquiror. The Company shall have received from the Acquiror, on behalf of itself and Sub, a certificate to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been duly satisfied, signed by a duly authorized officer of the Acquiror.
(d)Closing Deliverables. The Company shall have received (i) a duly executed counterpart of each of the Ancillary Agreements, signed by the Acquiror and/or Sub (as applicable), and (ii) each of the other agreements, instruments, certificates and other documents to be delivered pursuant to Section 2.2(c).
Section 7.3Conditions to Obligations of the Acquiror and Sub. The obligations of the Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:
(a)Representations and Warranties of the Company. (i) The Company Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (or in the case of Company Fundamental Representations that are made as of a specified date, such Company Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, as of such specified date); and (ii) all other representations and warranties of the Company (other than the Company Fundamental Representations) contained in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to

“materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect.
(b)Covenants of the Company. The Company shall have performed and complied with, in all material respects, all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)No Material Adverse Effect. There shall not have been since the date of this Agreement a Material Adverse Effect with respect to the Company and its Subsidiaries.
(d)Closing Certificate of the Company. The Acquiror and Sub shall have received from the Company a certificate to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been duly satisfied, signed by a duly authorized executive officer of the Company.
(e)Closing Deliverables. The Acquiror and Sub shall have received (i) each of the Ancillary Agreements, duly executed by each Party other than the Acquiror and/or Sub (as applicable), and (ii) each of the other agreements, instruments, certificates and other documents to be delivered pursuant to Section 2.2(d).
Article VIII TERMINATION
Section 8.1Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding the Company Unitholder Approval):
(a)by mutual written agreement of the Acquiror and the Company;
(b)by the Company if (i) there is any inaccuracy or breach of the representations and warranties of the Acquiror and Sub contained in this Agreement or the Acquiror or Sub breaches or fails to perform in any respect any of their covenants or obligations contained in this Agreement and (ii) such inaccuracy, breach or failure to perform would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and such inaccuracy, breach or failure to perform is not curable or, if curable, has not been cured upon the earlier of (A) the date that is thirty (30) days following delivery of written notice of such inaccuracy, breach or failure to perform or (B) the date that is three (3) Business Days prior to the Termination Date (provided that no such cure period shall be available or applicable to any such inaccuracy, breach or failure to perform that by its nature cannot be cured); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in material breach of any of its representations, warranties, covenants or obligations contained in this Agreement;
(c)by the Acquiror if (i) there is any inaccuracy or breach of the representations and warranties of the Company contained in this Agreement or the Company breaches or fails to perform in any respect any of its covenants or obligations contained in this Agreement and (ii) such inaccuracy, breach or failure to perform would give rise to the failure of the conditions set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) to be satisfied, and such inaccuracy, breach or failure to perform is not curable or, if curable, has not been cured upon the earlier of (A) the date that is thirty (30) days following delivery of written notice of such inaccuracy, breach or failure to perform or (B) the date that is three (3) Business Days prior to the Termination Date (provided that no such cure period shall be available or applicable to any such inaccuracy, breach or failure to perform that by its nature cannot be cured); provided, however, that the Acquiror shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Acquiror or Sub is then in material breach of any of its representations, warranties, covenants or obligations contained in this Agreement;
(d)by either the Company or the Acquiror, if the Merger shall not have been consummated by 11:59 P.M. Eastern Time on November 3, 2025, or in the event the filing under the Romanian Foreign Investment Law has not been made on or prior to the Filing Deadline, by 11:59 P.M. Eastern Time on the first Business Day on or following the date that is five (5) months after the date on which such filing is made (either such applicable date, the “Termination Date” ”); provided, further, that, prior to the Termination Date, the Company and Acquiror may mutually agree in writing to extend the Termination Date; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Merger to be consummated on or prior to such date; provided, further, that the Acquiror shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if each of the conditions set forth in Article VII have been satisfied (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) prior to the Termination Date, but the Closing has otherwise been delayed until an Acquiror Specified Closing Date, pursuant to Section 2.2(a), which such Acquiror Specified Closing Date may occur following the Termination Date (in which case, the Termination Date provided hereunder shall be extended accordingly);
(e)by either the Company or the Acquiror, if any Order of a Governmental Authority of competent authority preventing the consummation of the Merger shall have become final and non-appealable; or
(f)by Acquiror, if (i) there shall have been a Material Adverse Effect with respect to the Company, or (ii) the Written Consent representing the Company Unitholder Approval is not obtained and a copy thereof delivered to Acquiror within twenty-four (24) hours following the execution and delivery of this Agreement.
The Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other Parties.
Section 8.2Effect of Termination. In the event of a proper and valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party, except that (a) Section 5.7 (Confidentiality), Section 5.9 (Public Announcements), this Section 8.2 (Effect of Termination) and Article IX (General Provisions), and any related definition provisions in or referenced in Article I and the Confidentiality Agreement shall survive any termination of this Agreement and remain in full force and effect, and (b)  nothing herein shall relieve any Party from any Liability for Fraud or Willful Breach by such Party.
Article IX GENERAL PROVISIONS
Section 9.1Non-Survival of Representations, Warranties and Covenants; No Recourse.
(a)Notwithstanding any applicable statutes of limitations, which the Parties hereto intend to modify and limit as set forth in this Section 9.1, each of the representations and warranties (other than those representations and warranties set forth in Section 3.28 and Section 4.8, each of which shall survive following the Effective Time) and each of the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate or instrument delivered in connection herewith or therewith, shall terminate as of the Effective Time, such that no claim for breach of any such representation, warranty, covenant or agreement (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time. Each covenant or agreement contained herein which by its terms contemplates performance after Closing shall so survive the Closing in accordance with its terms. This Section 9.1 shall expressly survive the Closing.
(b)The Acquiror and Sub, for themselves and on behalf of their respective Affiliates (including, from and after the Closing, the Surviving Company and its Subsidiaries), and any of their or their respective Affiliates’ respective former, current or future equityholders, managers, incorporators, controlling Persons, officers, directors, employees, successors or assigns (collectively, the “Acquiror Related Parties”), acknowledge and agree that, from and after the Effective Time, to the fullest extent permitted under applicable Law (including by contractually shortening the applicable statute of limitations), any and all rights, claims and causes of action any of them has or may have against any Unitholder, RSU Holder (in such capacity) and any Unitholder’s or RSU Holder’s Affiliates (including, prior to the Effective Time, the Company and its Subsidiaries), and any of their or their respective Affiliates’ respective former, current or future, equityholders, holders of RSUs (in such capacity), incorporators, controlling Persons, officers, directors, employees, successors or assigns (the “Seller Related Parties”) relating to the ownership, management or operation of the Company, its Subsidiaries or their respective businesses, assets and properties prior to the Effective Time, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company set forth or contained in this Agreement, any Ancillary Agreement or any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder or thereunder, or the transactions contemplated hereby or thereby (the “Non-Recourse Matters”), are hereby irrevocably waived and released, in each case except with respect to any covenants or agreements that expressly survive the Closing pursuant to Section 9.1(a) or in the case of Fraud. Furthermore, without limiting the generality of the foregoing sentence, from and after the Effective Time, no Action shall be brought or maintained by or on behalf of the Acquiror, Sub or any other Acquiror Related Party (including, after the Effective Time, the Surviving Company or its Subsidiaries) against any of the Unitholders, RSU Holders or any Seller Related Party, and no recourse shall be sought or granted against any of them by virtue of, or based upon, any Non-Recourse Matter, in each case except with respect to any covenants or agreements that survive the Closing pursuant to Section 9.1(a) or in the case of Fraud.
Section 9.2Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.
Section 9.3Amendment and Modification. This Agreement may be amended, modified or supplemented by the Parties at any time prior to the Closing Date only by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties.
Section 9.4Waiver; Extension. At any time prior to the Effective Time, the Acquiror, on the one hand and on behalf of itself and Sub, and the Company, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Parties contained herein, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any certificate delivered by such Party or Parties pursuant hereto, or (c) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such Party against whom the extension or waiver is to be effective. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Section 9.5Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) when transmitted by e-mail (in which case effectiveness shall be, (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 P.M. Eastern Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 P.M. Eastern Time on a Business Day or sent not on a Business Day, the next Business Day), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) upon receipt if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case, delivered or transmitted to the addresses set forth below:
(i)if to the Company, to:
Phoenix Global

201 King of Prussia Road, Suite 210
Radnor, PA 19087
Attention: Theodore P. Barry
E-mail: ted.barry@phoenixglobal.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Quinton C. Farrar
E-mail: QFarrar@gibsondunn.com
(ii)if to the Acquiror, Sub or the Surviving Company, to:
c/o SunCoke Energy, Inc.
1011 Warrenville Road, Suite 600
Lisle, Illinois 60532
Attention: Ryan D. Olsterholm; John J. DiRocco, Jr.
E-mail: rosterholm@suncoke.com; jjdirocco@suncoke.com
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Jason Morelli; Rachel E. Ratcliffe Payne
E-mail: jason.morelli@lw.com; rachel.ratcliffepayne@lw.com
If to the Unitholder Representative (following the Closing):
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Quinton C. Farrar
E-mail: QFarrar@gibsondunn.com
to such other address as such Party may hereafter specify for the purpose by notice to the other Parties.
Section 9.6Interpretation.
(a)When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The word “Party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. Any reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.
(b)Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Acquiror or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Company at Intralinks in connection with the transactions contemplated hereby (the “Data Room”) no later than 11:59 P.M. Eastern Time on the date that is two (2) Business Days prior to the date hereof and has been made available on a continuous basis by or on behalf of the Company for review therein by Acquiror and its Representatives since such time.
Section 9.7Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement (solely as between the

Company and Acquiror) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the Parties with respect to the subject matter hereof and thereof.
Section 9.8Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (a) with respect to the provisions of Sections 5.10, 9.1(b) and 9.20, which shall inure to the benefit of the Persons expressly made third-party beneficiaries thereof, and (b) from and after the Effective Time, the right of the holders of Units and RSUs to receive the payments contemplated by the applicable provisions of Article II and Section 5.15, in each case, in accordance with the terms of this Agreement.
Section 9.9Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 9.10Submission to Jurisdiction. Each of the Parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any Party or its successors or assigns against any other Party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that service of process delivered pursuant to Section 9.5 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.11Disclosure Schedules. The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to qualify, and to be disclosed and incorporated by reference in any other section or subsection of the Disclosure Schedules as though fully set forth therein to the extent it is readily apparent on its face from a reading of the information or disclosure that such disclosure is applicable to such other sections and subsections. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement or is “material”. The dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. The Disclosure Schedules shall be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Disclosure Schedules after the date hereof shall be disregarded.
Section 9.12Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that the Acquiror or Sub may transfer or assign its rights, interests and obligations under this Agreement, in whole or in part from time to time, to (a) one or more Affiliates at any time and (b) after the Effective Time, to any Person provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 9.13Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.14Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement unless the context otherwise requires.
Section 9.15Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 9.16Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.17Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one (1) or more counterparts have been signed by each of the Parties and each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 9.18Facsimile or .pdf Signature
. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 9.19Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 9.20Legal Representation.
(a)The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Unitholders and for the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Acquiror.
(b)Only the Unitholders, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Company) acknowledges and agrees that all confidential communications between the Unitholders, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Unitholders and their respective Affiliates (other than the Company and its Subsidiaries), and not the Company, and shall not pass to or be claimed, held, or used by the Acquiror or the Company (or, after the Closing, the Surviving Company) upon or after the Closing. Accordingly, the Acquiror shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Unitholders and their respective Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company (or, after the Closing, the Surviving Company) or the Acquiror by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Unitholders and their respective Affiliates; provided, that such representatives, accountants and advisors are bound by customary obligations of confidentiality with respect to such attorney-client communications). The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Unitholders and/or their respective Affiliates by Gibson Dunn. If and to the extent that, at any time subsequent to Closing, the Acquiror or any of its Affiliates (including, after the Closing, the Surviving Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Company) shall be entitled to waive such privilege only with the prior written consent of the Unitholders (such consent not to be unreasonably withheld).
(c)The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Company) acknowledges and agrees that Gibson Dunn has acted as counsel for certain of the Unitholders, the Company and their respective Affiliates for several years and that the Unitholders reasonably anticipate that Gibson Dunn will continue to represent them and/or their respective Affiliates in future matters relating to the Unitholders’ ownership of Equity Interests in the Company prior to the Closing and the transactions contemplated by this

Agreement. Accordingly, the Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Company) expressly (i) consents to Gibson Dunn’s representation of the Unitholders, solely in their capacities as such, and/or their respective Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in future matters relating to the Unitholders’ ownership of Equity Interests in the Company prior to the Closing and the transactions contemplated by this Agreement, including any post-Closing matter relating to the Unitholders’ ownership of Equity Interests in the Company prior to the Closing and the transactions contemplated by this Agreement in which the interests of the Acquiror and the Surviving Company, on the one hand, and the Unitholders or any of their respective Affiliates, on the other hand, are adverse; and (ii) consents to the disclosure by Gibson Dunn to the Unitholders or their respective Affiliates of any information learned by Gibson Dunn in the course of its representation of the Unitholders, the Company or their respective Affiliates in connection with the transactions contemplated by this Agreement, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.
(d)From and after the Closing, the Surviving Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Surviving Company to represent the Surviving Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Unitholders and/or any of their respective Affiliates or (ii) the Unitholders and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Surviving Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Surviving Company in order to represent or continue so representing the Unitholders.
(e)Each of the Parties to this Agreement consents to the arrangements in this Section 9.20.
Section 9.21No Presumption Against Drafting Party. Each of the Acquiror, Sub and the Company acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SUN COAL & COKE, LLC

By: /s/ P. Michael Hardesty
Name: P. Michael Hardesty
Title: President

METAL SERVICES ACQUISITION, LLC
By: Sun Coal & Coke LLC
Its: Sole Member

By: /s/ P. Michael Hardesty
Name: P. Michael Hardesty
Title: President
    [Signature Page to Merger Agreement]

FLAME AGGREGATOR, LLC

By: /s/ Mark Porto
Name: Mark Porto
Title: Chief Executive Officer
    [Signature Page to Merger Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By: /s/ Sam Riffe
Name: Sam Riffe
Title: Director

[Signature Page to Merger Agreement]